UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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PROS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

__________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROS | 2024 Proxy Statement | Page 1

Voting

Please vote your shares promptly to ensure a quorum at the meeting. You may vote online prior to the meeting by visiting proxyvote.com and entering the control number found in your Notice of Internet Availability of Proxy Materials, or, if you requested printed copies of the proxy materials, by phone or by mail. You may also vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PRO2024, entering the control number and following the instructions. For more detailed information, see the section entitled Voting Instructions.

Attending the Annual Meeting

Our 2024 annual meeting of stockholders (Annual Meeting) will be held in a virtual format to permit all stockholders equal access to the Annual Meeting.

To participate in the Annual Meeting, please follow the instructions posted at:

www.virtualshareholdermeeting.com/PRO2024

Online access to the meeting platform will begin 30 minutes prior to the meeting, which will begin promptly at:

8:00 a.m. Central Daylight Time on May 15, 2024

If you want to ask a question before the meeting, then beginning on April 15, 2024 and ending at 11:59 p.m. Eastern Time on April 30, 2024, you may log into proxyvote.com and enter your 16-digit control number. Questions pertinent to meeting matters which are submitted in advance will be answered during the Annual Meeting, subject to time constraints.

If you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/PRO2024, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters that are submitted during the meeting will be answered during the Annual Meeting. You do not need to attend the Annual Meeting to vote.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance either online or as detailed under Voting Instructions in this Proxy Statement.

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In this Proxy Statement, the terms “PROS,” the "Company," “we,” "us" and “our” refer to PROS Holdings, Inc. together with its consolidated subsidiaries. This Proxy Statement includes website addresses and references to additional materials found on those websites. These websites are not incorporated in this Proxy Statement by reference.

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our ESG goals and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on 2023 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of this proxy statement (Proxy Statement) and our Annual Report to Stockholders for the Year Ended December 31, 2023 (2023 Annual Report). The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy. These materials were first sent or made available to stockholders on April 4, 2024.

PROS | 2024 Proxy Statement | Page 2

PROS HOLDINGS, INC.

Notice of 2024 Annual Meeting of Stockholders

Date and Time	Virtual Meeting Site
May 15, 2024 - 8:00 A.M. Central Time	www.virtualshareholdermeeting.com/PRO2024

Who Can Vote
Shareholders of record at the close of business on March 22, 2024
(Record Date)

Items of Business and Board Voting Recommendation

1	Elect three Class II directors (Raja Hammoud, Leland Jourdan and William Russell) to the board of directors of PROS Holdings, Inc. (Board of Directors or Board) to serve a three-year term until the annual meeting of our stockholders to be held in the year 2027 (2027 Annual Meeting);	FOR each of the nominees

2	Advisory vote on named executive officer compensation;	FOR

3	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024;	FOR

and other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

Sincerely,

/s/ Damian Olthoff _____________________________
Damian Olthoff
General Counsel and Secretary
Houston, Texas
April 4, 2024

Your vote is important. Please vote.

The Notice of Meeting, Proxy Statement and 2023 Annual Report
are available free of charge at proxyvote.com and at ir.pros.com.
PROS | 2024 Proxy Statement | Page 3

PROS | 2024 Proxy Statement | Page 4

PROS Values

Our mission is to help people and companies outperform. Our people, culture and values, reflected in our motto "We are Owners. We are Innovators. We Care.", are at the heart of everything we do to deliver on this mission. Our values are simple, celebrated and guide how we show up, how we treat others and how we make decisions every day. We want our people to be proud of the work they do and of the company they work for. For more information on our culture and values, please visit ir.pros.com.

We are Owners
Our people’s success is PROS success, and while our employees work hard every day to deliver the best experience for our customers, we look for every opportunity internally to create a better employee experience for our people. Our colleagues take pride in the work they do and in helping others, making everyone around them even better. We value and respect all voices across PROS, encouraging ongoing feedback to help us continuously learn and grow. We hold ourselves and others accountable and take ownership of our growth and development. PROS offers several ways for our people to get involved and grow their careers and skill sets, including leadership training, mentorship opportunities and employee resource groups.

We are Innovators
The diversity of experience and thought that our employees’ unique perspectives bring to the table not only foster an inclusive culture but are a central driver to our innovation and business success. We continue to be recognized by industry analysts for top products and innovation, including market leadership positions in the Forrester Wave for CPQ, the IDC MarketScape for Price Optimization and Management, the Constellation ShortList for CPQ and Price Optimization, the G2 Grid for Pricing Software, the Nucleus Research Value Matrix for CPQ, and the Frost and Sullivan Frost Radar for CPQ.

We Care

About our Employees. We are truly a people-first culture where every person is encouraged to bring their authentic selves to work and feel they belong and are valued. It’s how our company was started and how we’ll always operate. We believe that cultivating an inclusive environment – through diversity of thought, backgrounds, cultures and experiences – is key to making an impact and enabling our people to reach their full potential. Our teams prioritize wellbeing and genuinely care for and support each other, our communities and customers. The impact of these efforts is evidenced by our award-winning culture, Certified™ by Great Place to Work® and recognized as a Best Workplace in Texas, Most Loved Workplace and People’s 100 Companies that Care. In 2023, we were recognized as an Outstanding Diverse Organization by the Houston Business Journal’s Diversity in Business Awards and achieved the Gold level of the Cigna Healthy Workforce Designation™.

About our Communities. We believe in giving back and making a positive impact in the communities where we live and work. Through participation in community outreach projects, our people continue to create a culture that embraces inclusion and belonging and fosters a collaborative sense of purpose, creating a positive societal impact and further bringing our corporate values to life. Our employees volunteer their time to numerous social programs that are aimed at addressing a wide range of issues in the areas of homelessness, education, empowerment, crisis response and conservation.

About our World. We believe success is not just measured in dollars and cents; it is also measured in the impact we have on our communities. PROS continues to initiate sustainable activities that make a positive impact on the people and the environment around us. We are committed to understanding and minimizing our own environmental footprint. Our approach focuses on energy, emissions and waste across our operations including the PROS Platform and in our corporate facilities.

Our Commitment to Transparency
Consistent with our values, we publicly release information about our business across a number of important topics*.

ESG	Sustainability	Diversity & Inclusion
ir.pros.com/ESG	ir.pros.com	pros.com/about-pros/diversity-and-inclusion

Trust & Security	Human Rights Policy	Privacy
pros.com/trust-security/	ir.pros.com	ir.pros.com

*Our goals are aspirational and may change. Statements regarding the Company are not guarantees or promises that they will be met. For more information regarding CSR and ESG at PROS, including our diversity and inclusion programs and metrics as well as our environmental stewardship activities, please visit ir.pros.com.

PROS | 2024 Proxy Statement | Page 5

Our Business

In 2023, we continued to deliver on our mission of helping people and companies outperform. Through our passion for innovation and our dedication to customer success, our team continued to enable our customers to optimize their shopping and selling experiences. In 2023, we added over 400 new features across the PROS Platform, including revolutionary industry-first innovations such as Continuous Pricing for Airlines, Capacity-Aware Optimization, Collaborative Quoting, and Dynamic Ancillary Pricing, among others. We believe our value proposition has never been more relevant, as businesses continue to lean into digitization, automation and AI to drive operational efficiencies and fuel revenue growth. The PROS Platform and our land, realize, expand strategy have made our solutions faster than ever to adopt, further driving our success in capturing our incredible market opportunity. As a result, in 2023 we made progress toward our long-term goal of being a 'rule of 40' company, as we delivered 15% subscription revenue growth and 10% total revenue growth while also improving our operating cash flow by 141%, each as compared to 2022. For more information on our financial performance, please see our Annual Report on Form 10-K for the year ended December 31, 2023 (2023 10-K).

2023 Highlights

$303.7mm	15%	84%
Total Revenue	Subscription Revenue Growth over 2022	Recurring Revenue as a % of Total Revenue

$33.8mm	93%+	3.4T
Improvement in operating cash flow over 2022	Annual Customer Gross Revenue Retention	Transactions Processed, a more than 60% increase over 2022

None of these accomplishments would have been possible without our dedicated team, inclusive culture, and strong values – We are Owners, We are Innovators, We Care – built into everything we do.

PROS | 2024 Proxy Statement | Page 6

CORPORATE GOVERNANCE
Our Board and corporate governance structure is designed to assure that the long-term interests of our stockholders are being served. To satisfy the Board’s duties, directors are expected to take a proactive approach to overseeing our CEO and other senior management to ensure that PROS is committed to business success while maintaining high ethical standards.

Board of Directors
Our Board oversees our CEO and other senior management to assure that the long-term interests of stockholders are being served. Our Board currently consists of ten members, divided into three classes, with each class serving for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting. Our Board believes that our classified board structure aligns the Board with the Company’s long-term interests and allows for stable and informed oversight, providing institutional perspective both to management and other directors. Our Board has adopted formal Corporate Governance Guidelines to ensure that it has the practices in place to review and evaluate our business operations as needed, to make decisions independent of our management, and to align the interests of directors and management with the interests of our stockholders.

In 2023, our Board met six times and acted via unanimous written consent four times. Each current director who served as a director in 2023 attended at least 75% of the meetings of our Board and the Committees on which he or she served during 2023. The Board encourages all directors to attend annual meetings of the stockholders. All then incumbent directors attended the 2023 meeting of stockholders which was held virtually.

	2023 Focus Areas	Typical Board Meeting Process
✓	Strategy	Before the meeting	Prep meetings with management, auditors and outside advisors
✓	Business Performance
✓	Investor Relations
✓	Human Capital Management	Day 1	Board committee meetings and full Board meeting (including reports from each committee chair)
✓	Enterprise Risk Management
✓	Cybersecurity	Day 2	Full Board meeting, followed by an executive session
✓	Corporate Development
✓	Convertible Debt Exchange	After the meeting	Management follow up to discuss, respond to and execute on Board guidance and requests
✓	Oversight of ESG efforts
✓	Diversity and Inclusion

Diverse Board Representation

40%	60%	70%

Women	<4 years tenure	Women and/or ethnically diverse

PROS | 2024 Proxy Statement | Page 7

Audit Committee

Role	2023 Focus Areas & Select Activities

Assists the Board in oversight and monitoring of:
•our accounting and financial reporting processes and the audits of our financial statements;
•our independent auditors, including their qualifications, engagement, performance and independence;
•the results of the annual audit and the independent auditor’s review of our annual and quarterly financial statements and reports, including discussions with independent auditors without management present;
•press releases regarding our financial results and any other financial information and earnings guidance provided;
•matters that have a significant impact on our financial statements;
•the scope, adequacy and effectiveness of our internal control over financial reporting and disclosure controls;
•our internal auditors;
•tax matters and tax strategies;
•risk management, including financial accounting, investment, capital structure, tax and business continuity;
•cybersecurity risk management and resilience;
•procedures for complaints for employees to submit concerns anonymously about questionable accounting, internal control or auditing matters; and
•all material related-party transactions that require disclosure.
Met nine times and acted via unanimous written consent one time in 2023.
	✓	Reviewing management's proposed public disclosures and investor communications and recommending enhancements
	✓	Overseeing the detailed audit plan and auditor budget
	✓	Monitoring critical accounting and financial reporting matters
	✓	Reviewing annual internal control assessments with internal and external auditors
	✓	Reviewing with management and external advisors the status of open tax matters and future tax strategies
	✓	Reviewing with management the annual risk assessment
	✓	Providing oversight of cybersecurity risk management and resilience
	✓	Reviewing and recommending Board authorization of the convertible debt exchange

Compensation and Leadership Development (CLD) Committee

Role		2023 Focus Areas & Select Activities

Discharges the Board's responsibilities relating to the compensation and benefits for our executive officers and directors, including:
•reviewing and approving the compensation arrangements for our executive officers and directors;
•engaging with a third-party independent advisor to assist in evaluating our executive compensation program;
•reviewing and approving corporate performance goals and objectives relevant to such compensation;
•reviewing our compensation discussion and analysis and CLD Committee report required by the rules of the SEC;
•administering our equity incentive plans;
•providing oversight on the overall leadership development program throughout the Company; and
•overseeing succession planning for executive officers jointly with the NCG Committee.
Met five times and acted via unanimous written consent three times in 2023.
	✓	Human Capital Management
	✓	Updating peer group and developing NEO compensation program for 2023
	✓	Reviewing acquisition, retention and succession plans for critical talent
	✓	Monitoring equity plan usage
	✓	Administering the Company's equity plans, including increasing the number of shares available in the 2017 Plan
	✓	Succession planning

For more information regarding the roles of the CLD Committee, our independent compensation consultant, our CEO and stockholders with respect to executive compensation and other compensation matters, please see Compensation Discussion and Analysis.
PROS | 2024 Proxy Statement | Page 8

Nominating and Corporate Governance (NCG) Committee

Role		2023 Focus Areas & Select Activities

Assists the Board in:
•identifying qualified candidates to become directors and considering the nomination of our incumbent directors for reelection;
•evaluating stockholder nominations of candidates for election to our Board;
•reviewing our general policy relating to selection of director candidates and members of committees of our Board, including an assessment of the performance of our Board;
•reviewing and making recommendations to our Board regarding corporate governance principles and policies;
•reviewing periodically our environmental and corporate social responsibility policies and practices; and
•overseeing succession planning for executive officers jointly with the CLD Committee.
Met four times and acted via unanimous written consent one time in 2023.
	✓	Adding two new independent directors
	✓	Reviewing director Committee assignments and Committee leadership
	✓	Overseeing annual performance evaluation of Board, Committees and individual directors
	✓	Reviewing Code of Conduct, Governance Guidelines and Bylaws

The NCG Committee has the responsibility for establishing the criteria for recommending which directors should stand for reelection to our Board and the selection of new directors to serve on our Board. Although the NCG Committee has not formulated any specific minimum qualifications for director candidates, it has determined desirable characteristics including, but not limited to, business experience, mature judgment, leadership, personal and professional ethics, diversity and integrity. We do not have a formal policy with respect to consideration of diversity in identifying director nominees; however, in the process of selecting a director nominee, the NCG Committee assesses backgrounds, diversity and expected contributions of the individuals to the Board.

Board of Directors and Committee Composition
The Board is led by our independent non-executive chairman, Mr. Russell. The Board’s current preferred governance structure is to have an independent director serve as chairman. We believe the current structure provides strong leadership for our Board and ensures independent oversight over the Company, while also positioning our Chief Executive Officer (CEO) as the leader of the Company. The Board has determined that all directors, other than Mr. Reiner, are independent under NYSE listing standards and federal securities laws as of December 31, 2023. All Board committees are comprised entirely of independent directors.

The Board has standing Audit, CLD and NCG Committees. Each Committee has a written charter, which can be found under the Investor Relations section of our website at ir.pros.com. Our Board has determined that each member of the Audit Committee qualifies as "financially literate" within the rules of the NYSE and that three members of the Audit Committee, Ms. Lesjak and Messrs. Petersen and Williams, qualify as an Audit Committee financial expert within the meaning of the SEC regulations. Each member of our CLD Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (Exchange Act), and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (Code). The current composition of the Board and its committees is as follows:

Name	AC	CLD	NCG	Independent	Director Since	Other Public Company Boards
William Russell Non-Executive Chairman		M	C	✓	2008	accesso
Andres D. Reiner President & CEO					2010	Paylocity
Michelle Hughes Benfer				✓	2023	—
Carlos Dominguez	M			✓	2020	The Hartford
Raja Hammoud		M		✓	2020	—
Cynthia M. Johnson				✓	2023	—
Leland Jourdan		M		✓	2021	SilverBow Resources
Catherine Lesjak	C		M	✓	2020	GE Aerospace; GE HealthCare
Greg B. Petersen	M	C		✓	2007	Plus Therapeutics
Timothy V. Williams	M		M	✓	2007	—
C = Committee Chair; M = Committee Member
PROS | 2024 Proxy Statement | Page 9

Corporate Governance Practices
The Board of Directors has adopted corporate practices and policies that promote excellence in corporate governance. Our corporate governance practices are designed to assure that the long-term interests of stockholders are being served. Key corporate governance policies and practices include:

Independent Oversight	•All non-employee directors are independent.
•All Board committees are comprised entirely of independent directors.
•Our Board holds regular executive sessions of independent directors.
•Our Board has an independent non-executive Chairman.
•Charters of each of the committees of the Board clearly establish the committees’ respective roles and responsibilities.

Stock Ownership Guidelines	•Strong ownership guidelines for directors and NEOs. See Accountability below.

Accountability
•Clawback policy that applies to all incentive-based compensation, whether cash or equity. In addition, our stock plan has a clawback provision that applies to all equity awards (including time-based and performance-based equity awards).

•Anti-hedging, anti-short and anti-pledging policies, applicable to all directors and employees.
•Our director resignation policy requires director nominees who do not receive at least 50% of the stockholder votes “for” re-election to tender their resignation.
•Directors may not serve on more than four other public company boards; directors who serve as CEOs should not serve on more than two other public company boards.

Ethics	•Code of Business Conduct and Ethics annually affirmed by all employees.
•Reporting hotline available to all employees, and PROS Audit Committee has procedures in place for the anonymous submission of employee complaints.

Stockholder Communication
•We proactively engage with stockholders throughout each year, including at earnings conference calls, investor road shows and investor days, as well as at individual stockholder meetings. We also welcome stockholders to attend our annual OutPerform event for customers and prospects.

•Annual “Say-on-Pay” advisory vote on our executive compensation program.

Board Refreshment	•60% of the Board refreshed since 2020, including two new independent directors added in 2023.

Board Performance Evaluations	•Annual Board, committee and individual director performance evaluations, led by our non-executive Chairman.

Diversity	•40% of our Board of Directors are women and 40% are from diverse ethnicities.

Education	•Directors regularly attend continuing education events related to board governance best practices, including conferences and webinars provided by the NYSE, NACD and Equilar, among others.

Succession Planning	•Annual review of executive succession planning.

More information regarding our corporate governance is available under the Investor Relations section of our website at ir.pros.com, which also includes our corporate governance policies, our Code of Business Conduct and Ethics, and the charter for each committee of the Board.

PROS | 2024 Proxy Statement | Page 10

Risk Management
The Board oversees our risk management process and programs. Management reviews the process, including identification of key risks and steps taken to address them, with the full Board at least on an annual basis. The Audit Committee, the CLD Committee and the NCG Committee assist the Board in discharging its oversight duties. Specifically, the Audit Committee provides oversight for our enterprise risk management. The Audit Committee discusses with management our major risk exposures, including risks relating to internal controls, disclosure, financial reporting, accounting, investment, capital structure, tax, business continuity and cybersecurity matters. For more information on our cybersecurity risk management and strategy as well as governance, see Item 1C. Cybersecurity in our 2023 10-K.

The CLD Committee reviews risks related to the subject matters enumerated in its charter, including risks associated with our compensation programs. The NCG Committee considers risks related to the subject matters for which it is responsible as identified in its charter, including risks associated with corporate governance. While each of the three committees contributes to the risk management oversight function by assisting the Board in the manner outlined above, the Board remains responsible for the oversight of our risk management.

ESG Oversight
The Board oversees our ESG programs, including ongoing engagement with senior executives on key matters including cybersecurity, diversity, sustainability and governance practices. Our Chief People Officer leads our social investments and champions our commitment to ESG performance and transparency. The NCG Committee oversees our policies and programs concerning ESG matters, including review of our Sustainability Policy. The CLD Committee oversees the development and implementation of our practices, strategies and policies used for recruiting, managing and developing employees (human capital management). These practices, strategies and policies focus on diversity and inclusion, leadership development, workplace environment and safety, and corporate culture. In addition, the full Board receives updates and progress on ESG matters from management, and Mr. Jourdan meets with our Chief People Officer outside of regularly scheduled Board meetings to review ESG matters. For more information on ESG matters, see our Sustainability Report (available at: ir.pros.com). Our Sustainability Report is not incorporated by reference into this proxy statement.

Board Governance
Our non-executive chairman, among other responsibilities, oversees the planning of the annual Board calendar, and, with our CEO, in consultation with the other directors, schedules and sets the agenda for meetings of the Board, serves as a liaison between the CEO and the independent directors, leads executive sessions of our Board, and performs such additional duties and responsibilities as requested by the Board from time to time. Executive sessions of the independent directors of the Board are scheduled during each regularly scheduled in-person Board meeting. Our non-executive chairman provides feedback to our CEO, as needed, promptly after the executive session.

Board Performance Evaluation Process. Our Board recognizes that a robust and constructive performance evaluation process is an essential component of Board effectiveness. Our Board conducts annual performance evaluations that are intended to determine whether the Board, each of its committees, and individual Board members are functioning effectively, and to provide them with an opportunity to reflect upon and improve processes and effectiveness. Our NCG Committee oversees this annual process, which is led by our non-executive chairman. As part of this process, each Board member completes written assessments of Board and Committee effectiveness and performance. The Board also assesses the effectiveness and performance of individual Board members. For example, in 2023 each Board member completed written assessments of the nominees for reelection at the 2024 Annual Meeting. A summary of the results of these assessments are presented to the NCG Committee identifying any themes or issues that have emerged. The results are then reported to the full Board, which considers the results and ways in which Board processes and effectiveness may be enhanced.

Board Refreshment. Our Board recognizes that regularly evaluating Board refreshment is also an important component of Board effectiveness. The NCG Committee and the Board are focused on identifying individuals whose skills and experiences will enable them to effectively contribute to the Board. Following the annual Board performance evaluation described above, and as part of its consideration of director refreshment, the NCG Committee reviews the appropriate skills and characteristics required of Board members such as business experience, viewpoints and personal background, and diversity of skills in technology, finance, marketing, international business, sales, financial reporting and other areas. For example, following completion of the above process by the NCG Committee and the Board, each of Mses. Johnson and Benfer joined the Board in 2023. The NCG Committee also continually evaluates committee appointments (or membership) and leadership and opportunities for effective rotation. Additionally, due to the global nature of our business and our customers, the Board believes it is important that the Board include individuals with a breadth of experiences, backgrounds and perspectives, and those factors are considered in evaluating board candidates in order to provide practical insights and diverse perspectives. Based on these assessments, the Board has added six new directors since 2020. For more information on the qualifications, skills and attributes of our Board members, see Director Skills and Attributes in this Proxy Statement.

PROS | 2024 Proxy Statement | Page 11

Accountability
Code of Business Conduct and Ethics. Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. Our Code of Business Conduct and Ethics is available under the Investor Relations section of our website at ir.pros.com or https://ir.pros.com/files/doc_downloads/GovDocs/Code-of-Business-Conduct-and-Ethics.pdf.

Director Resignation Policy. Our Board has adopted a director resignation policy. Under this policy, in an uncontested election of directors any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation to the NCG Committee. The NCG Committee will promptly consider all relevant factors including, without limitation, (a) the stated reasons why votes were withheld from such director; (b) any alternatives for curing the underlying cause of the withheld votes; (c) the tenure and qualifications of the director; (d) the director’s past and expected future contributions to the Company; (e) our Corporate Governance Guidelines; and (f) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail to meet any applicable SEC or NYSE requirement. The NCG Committee will recommend to the qualified independent directors the action to be taken with respect to such offered resignation, and the qualified independent directors will act on the NCG Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting in which the election occurred. If a majority of the members of the NCG Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the remaining qualified independent directors on the Board will consider the matter directly or may appoint a committee of the Board amongst themselves solely for the purpose of considering the tendered resignations and making the recommendation to the Board whether to accept or reject them.

Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines for our NEOs and directors that are designed to align our NEOs’ and directors' interests with our stockholders’ interests by promoting long-term share ownership, which reduces the incentive for excessive short-term risk taking and further increases our NEOs’ and directors' alignment with stockholder interests. These guidelines require our CEO to hold shares of our stock worth at least six times his annual salary, other NEOs to hold shares of our stock worth at least two times their annual salary, and each non-employee director to hold shares of our stock worth at least five times the director's annual retainer. Vested shares or unvested time-based RSUs held by a NEO or director under any of our equity incentive plans are included in calculating the value of ownership held. Unvested performance-based equity such as MSUs are not counted in this calculation. New directors are expected to achieve their ownership threshold within six years after joining our Board. New NEOs are expected to achieve their ownership threshold within five years from the date of hire or promotion. As of December 31, 2023, each of our NEOs and directors were in compliance with the applicable guidelines.

Prohibition Against Hedging, Short-Sale, Pledging and Repricing Underwater Stock Options. We have implemented both anti-hedging and anti-pledging policies, as well as a prohibition on participating in short sales of our stock, to ensure that our executives’ stock remains at-risk. Our Insider Trading Policy, which applies to all employees, including officers and non-employee directors, specifically prohibits short sales of our securities, transactions in puts, calls or other derivative securities involving our stock, hedging or monetization transactions (including but not limited to zero-cost collars, prepaid variable forwards and equity swaps), and holding our securities in a margin account or pledging our securities as collateral for a loan. Our Amended and Restated 2017 Equity Incentive Plan (2017 Plan) also prohibits repricing, repurchase or exchange of underwater stock options without stockholder approval.

Compensation Committee Interlocks and Insider Participation. No member of our CLD Committee and none of our executive officers has any relationships that would constitute an interlocking relationship with executive officers and directors of any other entity.

Communication with Our Board
Stockholders or interested parties who wish to communicate with members of our Board may send correspondence to them in care of our Corporate Secretary at 3200 Kirby Drive, Suite 600, Houston, Texas 77098. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but may change this policy if directed by our Board due to the nature or volume of correspondence. Communications intended specifically for the non-executive chairman of the Board may also be sent to the address noted above, to the attention of the non-executive chairman of the Board.

PROS | 2024 Proxy Statement | Page 12

DIRECTORS
Our Board consists of a diverse group of highly qualified leaders in their respective fields. Most of our directors have senior leadership experience at major domestic and multinational technology companies. In these positions, they have gained significant and diverse experience, including strategy, finance, sales and marketing, risk management, public company financial reporting, compliance and leadership development. They also have public company experience serving as executive officers, or on boards of directors and board committees, and have an understanding of corporate governance practices and trends. The Board believes the experience, expertise and other attributes of our directors provide PROS with a diverse range of perspectives to provide oversight and represent the best interests of our stockholders.

Directors and Director Nominees

Mr. Russell, 72, serves as the Non-Executive Chairman of the board of directors at accesso Technology Group PLC (AIM: ACSO).
Mr. Russell previously served in a variety of roles on both public and private technology company boards and previously served on the boards of SABA Software, Inc. (from January 2010 to March 2015), webMethods and Cognos. Mr. Russell held a number of senior-level roles in his more than 20 years at Hewlett-Packard, including Vice President and General Manager of the multi-billion-dollar Enterprise Systems Group. Mr. Russell holds a B.S. in Computer Science from Edinburgh University and has completed several executive development programs from institutions including Harvard Business School and INSEAD.
As a result of leading Hewlett-Packard’s substantial software business and his public company board experience, Mr. Russell brings to the Board his broad knowledge of large-scale software operations, including sales, marketing, development, finance, strategic planning and leadership, and corporate governance.

William Russell
(Nominee)
Non-Executive Chairman of the Board
NCG Committee Chairman
CLD Committee

Mr. Reiner, 53, serves as our President and Chief Executive Officer, a position he has held since 2010.
From 1999 to 2010, Mr. Reiner held a series of positions with successively increasing responsibility, including Senior Vice President of Product Development and Executive Vice President of Product and Marketing. Prior to becoming our President and CEO, he was responsible for global marketing and alliances, product management, science research, and development of our next generation software products. Mr. Reiner has served on the board of directors of Paylocity Holding Corporation (NASD: PCTY) since September 2014 and serves on their Compensation and Nominating and Governance committees.
Mr. Reiner holds a B.S. in Computer Science with a minor in Mathematics from the University of Houston.
As a result of his 25 years of experience with PROS, Mr. Reiner has familiarity with all of our key day-to-day operations, in-depth experience in and knowledge of the development of our products, services and the markets in which we compete, and has leadership, management, strategy, corporate development, risk management and operating experience.

Andres D. Reiner
President and Chief Executive Officer

PROS | 2024 Proxy Statement | Page 13

Ms. Benfer, 44, is a SaaS company executive. She serves as Senior Vice President of Sales at BILL Holdings (NYSE: BILL), a leading financial operations platform for small and midsize businesses, a position she has held since 2023.

She served as Senior Vice President Sales, The Americas at HubSpot (NYSE: HUBS) from 2018 to 2023. Previously, she served as Global VP Sales at LogMeIn (now GoTo) and held various sales roles in several media companies, including AOL, Meredith Corp, and Condé Nast. Ms. Benfer earned a B.A. in History and Philosophy from Boston College.

Ms. Benfer brings to the Board her extensive technology company and sales and marketing leadership experience.
Michelle Hughes Benfer

Mr. Dominguez, 65, is a private investor and retired technology executive.

He served as Vice-Chairman and Chief Evangelist of Sprinklr, Inc. (NYSE: CXM) from 2019 to 2022 and as a director of Sprinklr from 2011 to 2022. He served as President of Sprinklr from 2015 to 2019 and as Chief Operating Officer from 2015 to 2018. He serves on the board of directors of The Hartford Financial Services Group, Inc. (NYSE: HIG) and on the Compensation & Management Development, Nominating & Corporate Governance and Investment & Risk Management committees of Hartford's board. He also served on the board of directors of Medidata Solutions, Inc. (NASD: MDSO) from 2009 until its acquisition by Dassault Systemes in 2019. From 1992 to 2015, Mr. Dominguez held a variety of roles at Cisco Systems, Inc., including SVP, Worldwide Service Provider Operations (2004 to 2008) and SVP, Office of the Chairman and CEO (2008 to 2015).

Mr. Dominguez brings to the Board his extensive business and leadership experience in technology and software companies, including experience in sales, marketing, strategy, governance, compensation planning and mergers and acquisitions.

Carlos Dominguez
Audit Committee

Ms. Hammoud, 52, is a private investor and retired technology executive.

She served as Executive Vice President of Products at Coupa Software Incorporated (NASD: COUP) from 2019 to 2023. She served as Senior Vice President of Products at Coupa from 2017 to 2019 and as Vice President of Product Marketing and Management from 2014 to 2017. Prior to joining Coupa, Ms. Hammoud directed product marketing for Adobe System’s (NASD: ADBE) business process management business and held a product development management role at webMethods. Ms. Hammoud earned a B.S. in Computer Science with high distinction from the American University of Beirut, Lebanon.

Ms. Hammoud brings to the Board her extensive technology industry experience, including her experience in product marketing, software development and product portfolio strategy.

Raja Hammoud
(Nominee)
CLD Committee

PROS | 2024 Proxy Statement | Page 14

Ms. Johnson, 54, is a SaaS company executive. Ms. Johnson is Senior Vice President, Americas Commercial and Emerging Markets at ServiceNow (NYSE: NOW), the leading digital workflow company that helps the world work. From 2021 to early 2024, she led the Global Solution Sales team at ServiceNow.

She held numerous sales and sales leadership roles during a 20-year career at Cisco Systems (NASD: CSCO), including Vice President, Global Data Center Sales from 2016 to 2020 and Vice President, Cloud Infrastructure and Software Group, from 2020 to 2021. Ms. Johnson earned a B.A. in Economics from Simmons University.

Ms. Johnson brings to the Board her extensive technology company and sales and go to market expertise.
Cynthia M. Johnson

Mr. Jourdan, 66, retired from Chevron (NYSE: CVX) in 2021, after having served as Chevron's Chief Diversity and Inclusion Officer from 2018 to 2021 and Senior Management Sponsor from 2015 to 2018. In his more than 18-year career at Chevron, Mr. Jourdan served in a variety of management roles, including as Vice President, Commercial and Business Development for each of the IndoAsia and Asia South regions. Mr. Jourdan serves on the board of directors of SilverBow Resources, Inc. (NYSE: SBOW).

Prior to Chevron, Mr. Jourdan served in management, business development, trading and engineering roles at El Paso Energy, PG&E and Dominion Energy. As a graduate of the US Military Academy at West Point, Mr. Jourdan was commissioned as an officer in the US Army, obtaining the rank of Captain prior to entering the private sector. Mr. Jourdan currently serves on the board of SEARCH Homeless Services, a non-profit organization.

An author and frequent public speaker, Mr. Jourdan brings to the Board his substantial international commercial and business development, mergers and acquisitions, risk management and diversity, equity and inclusion experience at a global, Fortune 10 company.

Leland Jourdan
(Nominee)
CLD Committee

Ms. Lesjak, 65, retired from HP, Inc. (NYSE: HPQ), formerly Hewlett-Packard Company (HP) in March 2019, serving as HP's interim Chief Operating Officer from 2018 to 2019, after having served as Chief Financial Officer from 2007 to 2018.

In addition, Ms. Lesjak served as interim CEO of HP from August 2010 through October 2010. During her 32-year careeer at HP, Ms. Lesjak held a broad range of financial leadership roles, including Senior Vice President and Treasurer and other financial operations and controller roles. Ms. Lesjak has a bachelor’s degree in Biology from Stanford University and a MBA in Finance from the University of California, Berkeley.

Ms. Lesjak serves on the board of directors of GE Aerospace (NYSE: GE) where she serves on the Audit and Governance & Public Affairs committees and GE HealthCare Technologies Inc. (NYSE: GEHC) where she serves as Chair of the Audit committee. She served on the board of directors and as Chair of the Audit committee and a member of the Compensation committee of SunPower (NASD: SPWR) from 2013 to 2022.

An audit committee financial expert, Ms. Lesjak brings to the Board extensive experience as the chief financial officer of a major corporation, with significant presence in both the business-to-consumer and business-to-business markets, including extensive experience in strategic business planning and execution, financial oversight, corporate development and public company governance.

Catherine Lesjak
Audit Committee Chair
NCG Committee

PROS | 2024 Proxy Statement | Page 15

Mr. Petersen, 61, has served as president of Brookview Capital Advisors since 2016. He currently serves on the board of directors of Plus Therapeutics, Inc. (NASD: PSTV) where he serves as Chairman of the Audit committee and a member of the Compensation committee.

Mr. Petersen previously served on the board of directors of Aterian, Inc. (NASD: ATER) (2019 to 2022), Diligent Corporation (2013 to 2016) and Piksel, Inc. (2012 to 2017). Mr. Petersen served as the chairman of the Audit committee at Aterian, Diligent and Piksel, and as an advisory board member at Synthesio. From 2014 to 2015, he served as Executive Vice Chairman at Diligent Corporation. Mr. Petersen previously served as Chief Financial Officer for CBG Holdings, Lombardi Software, Inc. (which was sold to IBM in 2010), and Activant Solutions, Inc. Mr. Petersen previously served in executive roles with Trilogy Software and RailTex. Mr. Petersen began his career with American Airlines, Inc. (NASD:AAL), including serving as managing director of corporate development where he led a project to create Sabre Holdings, Inc. (NASD:SABR) and complete its IPO. Mr. Petersen holds a B.A. in Economics from Boston College and a MBA from Duke University.

An audit committee financial expert, Mr. Petersen brings to the Board his business and leadership experience in software companies, merger and acquisition experience, and extensive financial planning, accounting, governance, compensation planning and risk management knowledge.

Greg B. Petersen
CLD Committee Chair
Audit Committee

Mr. Williams, 75, is a private investor and retired chief financial officer.
Mr. Williams previously served on the board of directors and as chairman of the Audit committees of ChannelAdvisor Corporation (NYSE: ECOM) (2012 to 2022) and Halogen Software, Inc. (TSE: HGN) (2011 to 2017). Mr. Williams served as Senior Vice President and Chief Financial Officer of Blackbaud, Inc. (NASD: BLKB), a provider of software and services to non-profit organizations, from 2001 until his retirement in 2011. Mr. Williams previously served as Executive Vice President and Chief Financial Officer of both Mynd Corporation (now a subsidiary of Computer Sciences Corporation), and Holiday Inn Worldwide, a subsidiary of Bass PLC. Mr. Williams holds a B.A. in Business from the University of Northern Iowa.
An audit committee financial expert, Mr. Williams has extensive financial, business, management and public software company expertise. Through his experience as a chief financial officer at three different companies, including two software and services firms, Mr. Williams brings to the Board extensive knowledge of accounting, risk management, general management of software companies and public company reporting requirements and processes.

Timothy V. Williams
Audit Committee
NCG Committee

PROS | 2024 Proxy Statement | Page 16

Director Skills and Attributes

The below table highlights the key skills, qualities, attributes and experiences of our continuing directors and director nominees as well as term of office information. A checkmark indicates a specific area of focus or experience for each director, and not having a mark does not meet that a particular directors does not possess that qualification or skill.

Board Experience, Expertise or Attribute	Benfer	Dominguez	Hammoud	Johnson	Jourdan	Lesjak	Petersen	Reiner	Russell	Williams
			(Nominee)		(Nominee)				(Nominee)
Accounting						✓	✓			✓
Business Operations	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Cloud Software	✓	✓	✓	✓			✓	✓	✓	✓
Finance						✓	✓			✓
International		✓	✓	✓	✓	✓		✓	✓
Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
M&A		✓	✓		✓	✓	✓	✓	✓	✓
Public Company/Governance		✓				✓	✓	✓	✓	✓
Risk Management		✓			✓	✓	✓			✓
Sales & Marketing	✓	✓		✓	✓			✓	✓
Software Product Development			✓					✓
Tech Industry	✓	✓	✓	✓		✓	✓	✓	✓	✓
Travel Industry							✓	✓

Race/Ethnicity

Black/African American					✓
Hispanic/Latin American		✓						✓
Asian		✓
Middle Eastern/North African			✓
Caucasian/White	✓			✓		✓	✓		✓	✓

Other Public Boards

At March 1, 2024	—	1	—	—	1	2	1	1	1	—

Term of Service on PROS Board

Director Since	2023	2020	2020	2023	2021	2020	2007	2010	2008	2007
Current Term Expires	2025	2025	2024	2026	2024	2025	2026	2025	2024	2026
Class of Director	III	III	II	I	II	III	I	III	II	I

PROS | 2024 Proxy Statement | Page 17

PROPOSAL ONE
ELECTION OF DIRECTORS
What am I voting on?
Stockholders are being asked to elect three Class II director nominees to the Board for a three-year term.
Voting Recommendation:
The Board recommends voting “FOR” the election of each of the three Class II director nominees.
Three (3) directors are to be elected at the Annual Meeting. Our Board, upon the recommendation of the NCG Committee, has nominated Raja Hammoud, Leland Jourdan and William Russell as Class II directors, each to hold office until the 2027 Annual Meeting and until their successor has been duly elected and qualified or until the earlier of their death, resignation or removal.
The Board is also composed of four Class III directors, whose terms expire upon the election and qualification of directors at the 2025 Annual Meeting and three Class I directors, whose terms expire upon the election and qualification of directors at the 2026 Annual Meeting.
The Board knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above.
Vote Required
In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.
Directors are elected by a plurality vote of the votes cast by holders of our Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the two nominees who receive the highest number of properly executed “FOR” votes from the holders of Common Stock will be elected as directors.
The number of “withhold” votes with respect to a nominee will affect whether our Director Resignation Policy will apply to that individual. In accordance with our Director Resignation Policy, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the stockholder vote. The NCG Committee would then consider whether to accept the resignation and make a recommendation to our independent directors as to the action to be taken with respect to the offer. For more information about this policy, see Corporate Governance - Accountability - Director Resignation Policy.
The NYSE broker discretionary rules prohibit banks, brokers and other intermediaries from voting shares held in their clients’ accounts on elections of directors unless the client has provided voting instructions. If you hold your shares in street name, it is important that you cast your vote if you want it to count in the election of directors.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION
OF EACH OF THE THREE CLASS II DIRECTOR NOMINEES.

PROS | 2024 Proxy Statement | Page 18

DIRECTOR COMPENSATION

Members of the Board who are not PROS employees (Non-Employee Directors) receive compensation for their service on the Board. As a PROS employee, Mr. Reiner does not receive compensation for his service on the Board. The CLD Committee annually reviews compensation for Non-employee Directors taking into account various factors, including director responsibilities, peer group data and market practices. Following a market review, the CLD Committee continued the director compensation program for 2023 with no changes to the cash retainer components from prior years and increased the annual equity component from $165,000 to $180,000. The compensation structure for Non-employee Directors consisted of an equity award, annual cash retainer, and for certain leadership roles, a supplemental cash retainer. Cash retainers are paid quarterly in arrears. In 2023, each Non-employee Director serving as of the 2023 Annual Meeting received a RSU award with a target value of $180,000, which will vest in full on the earlier of May 11, 2024 or the 2024 Annual Meeting. Each Non-employee Director received an annual cash retainer of $35,000 in 2023. The non-executive chairman of our Board received a supplemental cash retainer of $60,000 in 2023. In addition, each Non-employee Director serving as a chair or member of a standing committee of our Board received the following supplemental cash retainer(s):

Committee Role	Audit Committee	CLD Committee	NCG Committee
Member	$15,000	$15,000	$7,500

Chair	$30,000	$20,000	$10,000
We reimburse directors for reasonable out-of-pocket expenses incurred in connection with (i) their attendance at our Board and committee meetings and other Company meetings, and (ii) director continuing education programs, including participation in the NACD, of which the Company is a member.

Director Compensation Table

The following table sets forth the compensation paid to our Non-employee Directors for service on our Board during 2023. Compensation for Andres D. Reiner our President and CEO, is set forth in the Summary Compensation Table. Mr. Reiner does not receive compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($) (1)	Total ($)
Michelle Hughes Benfer	$4,375	$87,284	$91,659
Carlos Dominguez	$50,000	$179,981	$229,981
Raja Hammoud	$50,000	$179,981	$229,981
Cynthia M. Johnson	$5,041	$90,706	$95,747
Leland Jourdan	$50,000	$179,981	$229,981
Catherine Lesjak	$72,500	$179,981	$252,481
Greg B. Petersen	$70,000	$179,981	$249,981
William Russell	$120,000	$179,981	$299,981
Timothy V. Williams	$57,500	$179,981	$237,481
(1)Represents the grant date fair value of equity awards granted in 2023 calculated in accordance with GAAP. For additional information about valuation assumptions for equity awards, refer to Note 14 of our financial statements in our 2023 10-K. All Non-employee Directors serving as of the conclusion of the 2023 Annual Meeting were granted RSUs on May 11, 2023. Mses. Benfer and Johnson were granted RSUs on a pro rata basis commensurate with their appointments to the Board. All these RSUs vest in full on the earlier of May 11, 2024 or the 2024 Annual Meeting.

For information on the stock holdings of each director, see Security Ownership.

PROS | 2024 Proxy Statement | Page 19

EXECUTIVE OFFICERS

The following section sets forth our other NEO and other significant employees of the Company, other than Mr. Reiner, their ages (immediately prior to the Annual Meeting), and the Company positions currently held by each such person:

Mr. Schulz, 57, oversees our accounting, financial planning and analysis, legal, treasury, facilities, investor relations, internal audit, tax and corporate development functions.
Mr. Schulz joined PROS in his current position in March 2015. Prior to joining us, Mr. Schulz served as Chief Financial Officer for Digital River, Inc., a global provider of cloud-based commerce, payments and marketing services, from July 2011 to February 2015. Mr. Schulz previously served in various roles, including as Senior Vice President, Chief Financial Officer and Chief Accounting Officer, with Lawson Software, an enterprise resource planning software company, from October 2005 to July 2011; in various finance and accounting roles at BMC Software, from 1993 to 2005, including as Vice President and Corporate Controller; and as an Audit Manager in the Enterprise Group with Arthur Andersen LLP. Mr. Schulz holds a B.B.A. in Accounting from Lamar University.

Stefan B. Schulz
Executive Vice President
and Chief Financial Officer

Other Significant Employees

Name	Age	Position
Surain Adyanthaya	59	President, Travel
Nikki Brewer	43	Chief People Officer
Grad Conn	60	Chief Marketing Officer
Scott Cook	56	Chief Accounting Officer
Ajay Damani	50	Executive Vice President, Engineering
Sunil John	50	Chief Product Officer
Damian Olthoff	49	General Counsel and Secretary
Susanne Senoff	52	Chief Information Security Officer
Martin Simoncic	42	President, B2B
Craig Zawada	53	Chief Visionary Officer

PROS | 2024 Proxy Statement | Page 20

COMPENSATION AND LEADERSHIP DEVELOPMENT
COMMITTEE REPORT

The Compensation and Leadership Development Committee of the Board of Directors of PROS has reviewed and discussed the following Compensation Discussion and Analysis with management and FW Cook. Based on this review and discussion, we recommended to the Board, and the Board has agreed, that the following Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

Greg B. Petersen (Chairman) | Raja Hammoud | Leland Jourdan | William Russell

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) explains the principles, policies, and practices upon which our executive compensation program is based; our decision-making process, including our consideration of stockholder feedback; and the 2023 compensation paid to our NEOs. This CD&A describes our executive compensation program and the compensation paid to our NEOs:

Andres D. Reiner	Chief Executive Officer, President and Director
Stefan B. Schulz	Executive Vice President and Chief Financial Officer
Summary
Our executive compensation program is designed to align executive compensation with Company performance and stockholder interests, attract and retain high-caliber talent, and promote a performance culture that encourages achieving and exceeding corporate goals and objectives. The compensation paid to our NEOs in 2023 reflects the strength of our performance.
In 2023, we reported total revenue of $303.7 million, up 10% over 2022, subscription revenue of $234.0 million, up 15% over 2022, and also achieved gross revenue retention rates above 93%. Beyond revenue growth, we also significantly improved our year over year operating cash flow by $33.8 million, or 141%, for the full year 2023. Our results exceeded our total revenue and free cash flow goals, resulting in an above-target cash incentive payout for each of our NEOs.
Our stock price reflected this strong operational performance with 60% total stockholder return in 2023, far outpacing the return of the Russell 2000 Index. This outperformance led to our NEOs earning 30% of their MSUs awarded in 2021, despite the first two years of the measurement period underperforming the index in part due to COVID-era business conditions. Our 2023 stockholder return outperformance has the 2022 and 2023 MSUs trending toward earning at above target levels.
Say on Pay Advisory Vote Results
At the 2023 Annual Meeting, over 98% of the votes cast on the advisory proposal to approve the compensation of our NEOs (say-on-pay) were in favor of the 2022 compensation paid to our NEOs. Each year, our CLD Committee takes into account the result of our say-on-pay vote, a key indicator of stockholder sentiment. We also keep an open dialogue with our institutional investors and stockholders throughout the year. We reach out to discuss business topics, seek feedback on our performance and address other matters of importance to our stockholders, including ESG topics and executive compensation. We actively engaged with stockholders through one-on-one meetings, conferences and roadshows and collected their feedback on a variety of topics, including our business and long-term strategy, corporate governance and risk management practices, board leadership and refreshment, diversity, corporate social responsibility initiatives (including ESG matters), our executive compensation program and other matters of stockholder interest. As a result of this ongoing outreach, the CLD Committee took into account the generally positive and supportive stockholder sentiment as it set 2024 NEO compensation.

PROS | 2024 Proxy Statement | Page 21

Executive Compensation Philosophy and Practices

Our executive compensation program is designed to align executive compensation with Company performance and stockholder interests, attract and retain high-caliber talent, and promote a performance culture that encourages achieving and exceeding corporate goals and objectives.

Guiding Principles

Pay for Performance	We emphasize pay-for-performance where compensation is contingent upon the performance of our business and our stock price. We utilize performance-based pay through equity and cash incentive awards that require achievement of pre-established goals with no discretion.

Align Incentives
We link rewards to the achievement of measurable financial objectives that build long-term stockholder value. The performance-based elements are aligned to Company and stockholder goals. For 2023, the NEO bonus plan was based on achievement against aggressive growth goals for total revenue and free cash flow, with a minimum adjusted EBITDA threshold. We granted our NEOs performance-based equity that vests based on our stock performance relative to the Russell 2000 Index over a three-year period.

Competitive	We ensure that our executive compensation is competitive based on peer benchmarking and industry standards, adjusting pay as appropriate to attract and retain top talent while aligning with stockholder interests. We do not target a specific percentile and review market data to check that compensation is generally in a market range and reflects the individual’s experience, performance and contribution.

Independent Benchmarking	To ensure our compensation remains competitive, the CLD Committee engaged FW Cook as its independent consultant to review and benchmark the compensation we provide relative to our peer group and market data. Our 2023 peer group was comprised of 17 companies based on industry, market cap and revenue.

Retain Leadership Talent	In addition to the performance-based elements of compensation, we granted our NEOs time-based RSUs that vest over a 4-year period. When combined with the performance-based equity that vests over a 3-year period, most of the NEO compensation program is directly tied to our long-term stock performance with multi-year retention features.

Accountability and Avoiding Unnecessary Risk-Taking

Stock Ownership Guidelines	We maintain robust ownership guidelines for our directors and NEOs, which are higher than median peer practice, to further align their personal interests with our stockholders.
Our CEO is expected to hold stock equal to 6X his base salary, and he has held significantly more than this requirement for many years Our other NEO, our CFO, is expected to hold stock equal to 2X his base salary, and he is in compliance.
Our director stock ownership guideline is 5X their annual cash retainer.

Policies	Our executive clawback policy applies to all incentive-based compensation, whether cash or equity. In addition, our stock plan has a clawback provision applicable to all equity awards (including time-based and performance-based equity awards).
We maintain anti-hedging, anti-short and anti-pledging policies applicable to all employees.

Double triggers	Our NEO employment agreements have “double trigger” change in control provisions.

No Excessive Perquisites	We do not provide significant perquisites to our NEOs.

Minimum Equity Vesting Requirements	We do not grant equity with vesting terms of less than one year after grant, except for up to 5% of the stock plan authorized shares.

Compensation Risk Oversight	Our CLD Committee oversees risks associated with compensation policies and practices.

The CLD Committee believes that the design of our executive compensation program, including the mix and aggressive targets, is competitive, rewards performance, and has a significant impact on driving company performance.

PROS | 2024 Proxy Statement | Page 22

Executive Compensation Process
Independent Compensation Committee. Our CLD Committee, comprised entirely of independent directors, is responsible for establishing, administering and interpreting our policies governing the compensation and benefits for our NEOs, as well as granting any share-based awards to our NEOs. Our CLD Committee establishes executive compensation programs that it believes, based on the members’ experience, is the most appropriate to achieve the goals described above. Our CLD Committee continues to evaluate our executive compensation programs on a quantitative and qualitative basis on at least a yearly basis or more frequently if circumstances dictate. Our CLD Committee expects to make new awards and adjustments to our executive compensation programs as appropriate. Our CLD Committee has taken the following steps to ensure that our executive compensation and benefit policies are consistent with both our compensation philosophy and our Corporate Governance Guidelines:

•solicited recommendations from an independent executive compensation consultant to evaluate our executive compensation practices and assisted in developing and implementing the executive compensation programs;
•established a practice, in accordance with the rules of the NYSE, of reviewing the performance and determining the compensation earned, paid or awarded to our CEO; and
•established a policy, in accordance with the rules of the NYSE, to review on an annual basis the performance of our other executive officers with assistance from our CEO and determined what we believe to be appropriate total compensation for these executive officers.
Our CLD Committee considers a broad range of facts and circumstances in setting executive compensation. Among the factors considered for our executives generally in 2023, and for the NEOs in particular, are market data and recommendations from the Committee's independent compensation advisor, FW Cook, advice from our CEO, general economic and market conditions, our financial condition and operating results, our operating plan, our geographic locations and executive compensation policy objectives described above.
Independent Compensation Consultant. In 2023, the CLD Committee retained FW Cook to advise on executive compensation, including plan design, pay for performance analytics, benchmarking, trends, and industry best practices. The CLD Committee selected FW Cook due to their extensive experience and expertise in executive compensation within the software industry. The CLD Committee, which is solely responsible for FW Cook's appointment, compensation and oversight, reviewed FW Cook's qualifications, as well as all factors relevant to their independence from management, including the independence factors required by the NYSE. FW Cook did not perform any services for us in 2023 other than those provided to the CLD Committee, and has served as the CLD Committee's consultant since 2017.
Peer Benchmarking. The CLD Committee utilizes a peer group of publicly-traded companies to inform decisions regarding executive compensation amounts and program design. The CLD Committee does not rigidly target a specific percentile when making compensation adjustments, but rather examines the latest-available compensation data from the peer group provided by its independent compensation consultant as one factor used in its decision-making process. The CLD Committee considers each NEO's role and scope of responsibilities relative to comparable positions at PROS peers. Based on this information, the CLD Committee reviews PROS executive compensation programs and practices, and analyzes each NEO’s base salary, cash bonus and long-term incentives.

The CLD Committee reviews the constituents of our compensation peer group each year with our compensation consultant for appropriateness based on a variety of factors, including: similarities in market capitalization and revenue, relevant industry, the labor market for top management talent, comparable headcount and other characteristics. The CLD Committee generally focuses on using peer companies that do not have a founder CEO because they tend to pay differently from typical market practices (exceptions have been made where business size and fit are strong and the pay program/mix is market normative).

The CLD Committee reviewed the peer group in August 2022 for purposes of informing executive compensation decisions for 2023 and made several changes with a focus on aligning the group's overall financial size closer to PROS at the time. Two companies, Five9 and Paylocity, were removed from the peer group because their market cap and revenue had grown above the CLD Committee's desired range. Benefitfocus was also removed because its market cap had fallen below the CLD Committee's desired range. Two additional companies, Bottomline Technologies and QAD, were removed because they were acquired. Five new peers were added for the 2023 peer group, each of which are enterprise-facing cloud-based technology companies that had similar revenue and market cap to ours at the time: BigCommerce, BlackLine, Domo, Sumo Logic, and Telos. Four of the five newly-added peers had the same or lower market cap and revenue than ours at the time, and the fifth, BlackLine, was larger than PROS but still smaller than Five9 and Paylocity, and has strong relevance because it operates in a comparable space, is a labor market competitor, has a similar headcount, and appears many times as a peer of PROS existing peers. The resulting group of 17 companies had a meaningfully lower median revenue and market cap than our 2022 peer group. We believe companies in the 2023 peer group are in a comparable and appropriate size range, are similar in terms of their scope and complexity, and are representative of widely-accepted peer group development best practices. A complete list of the 2023 peer group is set forth in the following table:

PROS | 2024 Proxy Statement | Page 23

2023 Peer Group (Count = 17)

BigCommerce Holdings, Inc.*	BlackLine, Inc.*	Domo, Inc.*	Everbridge, Inc.	Model N, Inc.
OneSpan Inc.	PagerDuty, Inc.	Ping Identity Holding Corp.	Q2 Holdings, Inc.	Quotient Technology Inc.
Rapid7, Inc.	SPS Commerce, Inc.	Sumo Logic, Inc.*	Telos Corporation*	Upland Software, Inc.
Workiva Inc.	8x8, Inc.
*Added for 2023 peer group

Market Cap range of 2023 peer group as of June 30, 2022 (time of peer group construction): 0.2x - 3.4x PROS $1.2B market cap on 6/30/22
Latest TTM Revenue range of 2023 peer group as of June 30, 2022: 0.8x - 2.4x PROS $271M 2022 analyst consensus revenue at the time

The CLD Committee reviewed the peer group in August 2023 for purposes of informing executive compensation decisions for 2024 and made several changes with a focus on aligning the group's overall financial size closer to PROS at the time. The following three companies were removed from the peer group because their market cap had fallen below the CLD Committee's desired range: Quotient Tech, Telos and Upland Software. Ping Identity was removed because it was acquired. Three new peers were added for the 2024 peer group, each of which are software companies that had similar revenue and market cap to ours at the time: E2open, Yext and Zoura. We believe that all companies in the 2024 peer group are in a comparable and appropriate size range, are similar in terms of their scope and complexity, and are representative of widely-accepted peer group development best practices. A complete list of the 2024 peer group is set forth in the following table:

2024 Peer Group (Count = 16)

BigCommerce Holdings, Inc.	BlackLine, Inc.	Domo, Inc.	E2open Parent Holdings, Inc.*	Everbridge, Inc.
Model N, Inc.	OneSpan Inc.	PagerDuty, Inc.	Q2 Holdings, Inc.	Rapid7, Inc.
SPS Commerce, Inc.	Sumo Logic, Inc.	Workiva Inc.	Yext, Inc.*	Zuora, Inc.*
8x8, Inc.
*Added for 2024 peer group

Market Cap range of 2024 peer group as of June 30, 2023 (time of peer group construction): 0.35x - 4.9x PROS $1.4B market cap on 6/30/23
Latest TTM Revenue range of 2024 peer group as of June 30, 2023: 0.7x - 2.5x PROS $301M 2023 analyst consensus revenue at the time
PROS | 2024 Proxy Statement | Page 24

Compensation Program Design and Goal Setting.

Competitive Pay
Impact in 2023
At the time the CLD Committee made its 2023 executive compensation decisions, our Company's 2022 operational performance, including double digit year-over-year increases in subscription and total revenue, and peer group benchmarking data informed the 2023 executive compensation decisions which included flat target cash and long-term incentive increases to return to 2021 intended grant values.

Pay for Performance
Impact in 2023
We produced solid financial results in 2023, including subscription revenue growth of 15%, total revenue growth of 10% and significant improvement in operating cash flow. Our practice of setting aggressive performance targets resulted in NEO bonus achievement of 131.9% of target. The impact of COVID-19 on Company revenue in 2020 and 2021 continued to affect previously awarded performance-based equity: 0% of the 2020 PRSUs were earned (any earned portion would have vested in January 2023). Performance through this period also resulted in the January 2021 MSUs being earned at only 29.9% of target (based on relative TSR performance through 12/31/23). Strong performance in 2022 and 2023 has the MSUs granted in those two years tracking at above target.

Align the interests of our executives and stockholders
Impact in 2023
Our NEO bonus plan is based on growth targets established at beginning of period. NEOs receive a mix of time-based and performance-based equity; 40% of our NEOs' annual equity grant value is in performance-based equity awards. We maintain robust stock ownership guidelines for our NEOs; our CEO continues to hold a significant amount of PROS stock.
Annual Compensation Evaluation. In early 2023, Mr. Reiner reviewed the performance and compensation of our other NEO, our CFO, and made recommendations to the CLD Committee. In making its decisions regarding executive compensation, the CLD Committee meets outside the presence of executive officers when making final decisions about each executive. The CEO is periodically present during portions of deliberations that relate to the compensation for other executives but does not participate in discussions regarding his own pay. In addition, the CLD Committee has delegated to the CEO the authority to make share-based awards to employees below the VP level within certain limitations on aggregate grants and specific award terms.

2023 Executive Compensation Components

Our CLD Committee chose to make the NEO compensation decisions for 2023 set forth below after reviewing each leader’s tenure and compensation history with us, the Company’s and each leader’s prior year performance, the compensation practices from our 2023 peer group, each leader’s compensation relative to our updated peer group and feedback from stockholder engagement.

Base Salaries

The CLD Committee determines salaries on an annual basis after taking into account the competitive landscape, including the compensation practices of the companies in our selected peer group, our business strategy, our general performance and certain individual factors, such as position, salary history, individual performance and contribution, and length of service with the Company.

No Base Salary changes for 2023. The CLD Committee did not make any changes to NEO base salaries for 2023, the third year for our NEOs at the same base salary. The following table sets forth the annual base salaries for the past two years for each of our NEOs:

	Annual Base Salaries
Named Executive Officer	2022	2023	% Increase
Andres D. Reiner	$540,000	$540,000	—

Stefan B. Schulz	$405,000	$405,000	—

PROS | 2024 Proxy Statement | Page 25

Annual Cash Incentives

NEO Cash Incentive Plan for 2023. The NEO cash incentive plan for 2023 (2023 NEO Plan) was established by the CLD Committee in February 2023. Recognizing the importance of continuing to grow the top-line results while maintaining operational discipline, the 2023 NEO Plan contained two performance measures: total revenue and free cash flow. Free cash flow is a non-GAAP financial measure consisting of net cash provided by (used in) operating activities, excluding severance payments, less capital expenditures and capitalized internal-use software development costs. The 2023 NEO Plan also included a minimum adjusted EBITDA threshold (Minimum EBITDA Threshold) required to be met; otherwise the funding for the 2023 NEO Plan would be reduced to achieve the Minimum EBITDA Threshold. Adjusted EBITDA is a non-GAAP financial measure calculated as GAAP net income before interest expense, provision for income taxes, depreciation and amortization, as adjusted to eliminate the effect of stock-based compensation cost, severance (as excluded from adjusted EBITDA reported publicly), acquisition-related expenses, amortization of acquisition-related intangibles, and depreciation and amortization. The Minimum EBITDA Threshold for the 2023 NEO Plan was $6.0 million. A reconciliation of GAAP to non-GAAP measures is provided in the Appendix.

The CLD Committee believes that total revenue, a metric that measures top-line performance of the Company, and free cash flow, an indicator of the Company improving its operational efficiency, were the most appropriate measures for the 2023 NEO Plan and reflect previous stockholder feedback to use a top-line metric and a profitability metric. The weighting of the 2023 NEO Plan components is set forth in the following table:

Component	Weighting
Total revenue	50%

Free cash flow	50%

Each NEO's target payout was established as a percentage of base salary as set forth below. No changes were made to NEO target bonuses in 2023 vs. 2022. Actual payout can range from 0% to 150% with the threshold payout being 50% of such target amount when the minimum performance is achieved (subject to the Minimum EBITDA Threshold). Actual payouts under the 2023 NEO Plan were based on Company performance compared to goals for each component’s target set by the CLD Committee in February 2023. These aggressive goals were established to drive performance above stockholder expectations.

We achieved greater than target total revenue and exceeded the maximum target for free cash flow, and the resulting payout would have been 143.5% of target. However, this outperformance and the resultant executive and employee incentives impacted adjusted EBITDA such that the actual NEO payouts were automatically reduced per the 2023 NEO Plan to 131.9%, and the Minimum EBITDA Threshold was met. No discretionary adjustments or changes to the goals were made after the 2023 NEO Plan was set at the beginning of the year. The minimum threshold, target and maximum goals for each component are set forth in the following table (linear interpolation applies between performance levels):

	Goals ($ in millions)			Performance Achieved
Component	Threshold	Target	Maximum
Total revenue	$293.0	$300.0	$305.0	$303.7
Free cash flow	$4.0	$7.5	$10.0	$11.4
Payout at Level	50%	100%	150%	143.5%

Attainment Post Minimum EBITDA Threshold Adjustment				131.9%

Named Executive Officer	Target Payout		Actual Payout
	As a % of Base	Amount	Incentive Paid	As a % of Target
Andres D. Reiner	110%	$594,000	$783,486	131.9%

Stefan B. Schulz	80%	$324,000	$427,356	131.9%
NEO Cash Incentive Plan for 2024. Our 2024 NEO cash incentive plan continues to reward our NEOs based on performance aligned to our commitment of profitable revenue growth. Building upon the 2023 NEO Plan, we maintain our emphasis on two key metrics: total revenue (measuring our top-line performance) and free cash flow (indicating operational efficiency). Additionally, there continues to be a Minimum EBITDA Threshold—a safety net making sure that the success of the bonus plan doesn't negate our overall profitability. If profitability falls below this threshold, downward adjustments are made to our NEO bonus payouts to align with our financial objectives. We remain steadfast in our commitment to growth, profitability and transparency, guided by stockholder feedback.
PROS | 2024 Proxy Statement | Page 26

Equity Awards

The CLD Committee believes that equity compensation is an essential tool to align the long-term interests of our NEOs and employees with those of our stockholders. The CLD Committee awards a mix of performance-based equity awards and time-based equity awards to our NEOs. The CLD Committee determines the size of awards following review of competitive market data from our peer group, as well as subjective factors such as relative job scope, individual performance, tenure and experience, expected future contributions to the growth and development of the Company, Company performance, historical equity compensation awarded to each NEO and the unvested equity held by each NEO. The CLD Committee is satisfied that the NEO equity compensation program is well-aligned with stockholders, which is demonstrated by the meaningfully lower Compensation Actually Paid (CAP) values compared to the Summary Compensation Table-reported values during years in which the Company’s stock price decreased, and higher CAP values for years during which the stock price increased (see Pay vs. Performance table). The CLD Committee increased intended grant values in 2023 as compared to intended grant values in 2022 based on several factors, including market data from the 2023 peer group and the CLD Committee's determination that returning to the intended grant values awarded in 2021 was warranted given the improved operational performance in 2022.

For 2023, each NEO received a mix of performance-based and time-based RSUs based upon a target award value as set forth below:

Named Executive Officer	Target Award	Mix of Equity Award Types(1)		Share Price	Units Granted
	Value (000s)	Target MSUs	RSUs	on 1/12/23	Target MSUs	RSUs
Andres D. Reiner	$5,650	40%	60%	$24.30	93,004	139,506

Stefan B. Schulz	$3,000	40%	60%	$24.30	49,382	74,074
(1) The calculation of the number of respective units to grant was determined by the CLD Committee based upon the closing stock price of our Common Stock on the date of grant of the MSUs and RSUs, January 12, 2023.

Target MSUs represent 40% of our intended NEO equity awards and RSUs represent the remaining 60%, which is a higher performance-based mix than the average performance-based award mix for similarly-situated executives in our 2023 peer group. The CLD Committee selected this mix for both of our NEOs to be competitive with our peers and aligned with typical peer group practices.

Market Stock Units (MSUs). In 2023, the CLD Committee granted MSUs for the performance-based equity component. The number of shares that will actually be earned will depend on our total stockholder return (TSR) for the three-year period from January 1, 2023 through December 31, 2025 as compared to the Russell 2000 Index (Index). To earn MSUs at target, we must outperform the Index by 5 percentage points. If we under-perform this level, the percentage at which the MSUs are earned will be reduced from 100% at a rate of 2.5 to 1 (2½-percentage-point reduction in the number of units for each percentage point of under-performance below 5 percentage points above the Index), with a minimum of 0% of MSUs earned at 35 percentage points of Index under-performance. If we outperform the Index beyond 5 percentage points better, then the MSUs will be increased above 100% of target, at a rate of 2.5 to 1 (2½-percentage-point increase in units for each percentage point of out-performance), with a maximum percentage of 200% MSUs earned. The units earned, if any, will vest on January 31, 2026. If the minimum performance threshold is not met, there will be no payout.

2023 MSUs Thresholds	Units Earned	TSR Outperformance
Maximum	200%	+45%
Target	100%	+5%
Minimum	—%	(35)%

As stated above, the 2023 MSUs will measure our relative TSR over a three-year period ending December 31, 2025. If the performance period for the 2023 MSUs had ended on December 31, 2023, 200% of such MSUs would have been earned as the Company over performed the benchmark during the first year of the three-year performance period.

Time-based RSUs. RSUs granted in 2023 to our NEOs vest 25% on the one year anniversary of the grant date and an additional 6.25% vests each quarter thereafter over the subsequent three years (i.e. four-year total vesting period), assuming continued employment over the vesting period, and settle in shares of our Common Stock upon vesting. See 2023 award detail included in the Grants of Plan-Based Awards table.

PROS | 2024 Proxy Statement | Page 27

Performance of Previously Awarded Performance-Based Equity Awards

The following sections set forth information regarding the performance against the benchmark of previously awarded performance-based equity awards.

2021 MSUs. MSUs were granted in January 2021 to Messrs. Reiner and Schulz. The 2021 MSUs were earned based on our relative TSR over a three-year performance period ending December 31, 2023. The 2021 MSUs were earned at 30% of target due to underperformance against the benchmark across the performance period.

2022 MSUs. MSUs were granted in January 2022 to Messrs. Reiner and Schulz. The 2022 MSUs are earned based on our relative TSR over a three-year performance period ending December 31, 2024. The 2022 MSUs were tracking to be earned at 139% of target if performance was measured at December 31, 2023.

2023 MSUs. MSUs were granted in January 2023 to Messrs. Reiner and Schulz. The 2023 MSUs are earned based on our relative TSR over a three-year performance period ending December 31, 2025. The 2023 MSUs were tracking to be earned at 200% of target if performance was measured at December 31, 2023.

Other Compensation

Our NEOs are eligible to participate in our health and welfare programs, 401(k) plan, Employee Stock Purchase Plan and other benefit programs on the same basis as other U.S. employees. We also offer our NEOs reimbursement for the costs of an annual executive physical.

Severance Compensation and Termination Protection

We generally provide our NEOs with severance packages if they are terminated without cause (as defined in their employment agreements) or for good reason (as defined in their employment agreements). The amount of severance benefits is described below, and in more detail elsewhere in the section titled Potential Payments Upon Termination or Change of Control. The CLD Committee reviews the potential payouts to ensure their market-competitiveness in order to incentivize our NEOs to maintain focus on both daily and long-term efforts.

Our severance compensation provisions are designed to meet the following objectives:

•Change in Control: As part of our normal course of business, we may engage in discussions with other companies about possible collaborations and/or other ways in which the companies may work together to further our respective long-term objectives.  In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders.  We provide a component of severance compensation if a NEO is terminated as a result of a change of control transaction to promote the ability of our NEOs to act in the best interests of our stockholders even though they could be terminated as a result of a transaction.

•Termination Without Cause or For Good Reason: If we terminate the employment of one of our NEOs “without cause” or one of our NEOs resigns for “good reason,” each as defined in the applicable agreement, we are obligated to make certain payments based on the NEO's then-effective base salary.  We believe this is appropriate because the terminated NEO is bound by confidentiality and non-competition provisions continuing after termination. We also believe it is beneficial to have a mutually-agreed severance package in place prior to any termination event to avoid disruptive conflicts and provide us with more flexibility to make a change in management if such a change is in our and our stockholders’ best interests.

PROS | 2024 Proxy Statement | Page 28

Other

Tax and Accounting Considerations

Limits on Deductibility of Compensation. Section 162(m) of the Code generally prevents us from deducting as a business expense that portion of compensation paid to certain of our officers that exceeds $1,000,000. The CLD Committee believes that its primary responsibility is to provide a compensation program to meet our stated business objectives, and accordingly the Company reserves the right to pay compensation that is not tax-deductible if it determines that such a payment is in the best interests of the Company and our stockholders.

Clawback Policies. In accordance with SEC rules and the requirements of the NYSE listing standards, in 2023, our Board adopted an executive clawback policy (Executive Clawback Policy) that empowers the Company to recover certain incentive compensation erroneously awarded to a current or former "Section 16 officer," as defined in Rule 16a-1(f) under the Securities and Exchange Act of 1934, as amended, in the event of an accounting restatement. A copy of the Executive Clawback Policy is filed as Exhibit 97.1 to our 2023 10-K. Additionally, the 2017 Plan includes a reimbursement provision applicable to all awards, including cash and all types of equity (including time-based and performance-based equity awards), and profits from securities sales in the event of accounting restatements due to material noncompliance as a result of misconduct. Any participant who knowingly or through gross negligence engaged in, or failed to prevent, the misconduct is subject to the reimbursement provision as detailed in the 2017 Plan.
PROS | 2024 Proxy Statement | Page 29

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents the compensation paid to or earned by our NEOs during 2023, 2022, and 2021:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Andres D. Reiner	2023	$540,000	$—	$6,219,177	(2)	$783,486	$11,787	(3)	$7,554,450
President and Chief	2022	$540,000	$—	$5,970,413	(4)	$179,388	$12,200		$6,702,001
Executive Officer	2021	$540,000	$—	$6,102,556	(5)	$685,476	$11,600		$7,339,632

Stefan B. Schulz	2023	$405,000	$—	$3,302,199	(6)	$427,356	$8,250	(3)	$4,142,805
Executive Vice President	2022	$405,000	$—	$2,671,056	(7)	$97,848	$12,200		$3,186,104
and Chief Financial Officer	2021	$405,000	$—	$3,192,208	(8)	$373,896	$11,600		$3,982,704

(1)Represents the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated in accordance with GAAP. For additional information about equity award valuation assumptions, refer to Note 14 of our financial statements in our 2023 10-K for the year ended December 31, 2023.
(2)Represents 139,506 RSUs and 93,004 Target MSUs awarded to Mr. Reiner on January 12, 2023. The 2023 RSUs vest 25% on January 12, 2024 and 6.25% on the 12th day of the first month of each quarter thereafter and have a grant date fair value of $24.30 per unit. The 2023 MSUs settle on January 31, 2026 if performance is achieved, and have a grant date fair value of $30.42 per unit. For additional information on the 2023 RSUs and 2023 MSUs, see Grants of Plan-Based Awards.
(3)Represents $8,250 in 401(k) Company match for Messrs. Reiner and Schulz. For Mr. Reiner, this amount also reflects $3,537 in expense associated with an annual executive physical.
(4)Represents 85,536 RSUs and 85,536 Target MSUs awarded to Mr. Reiner on January 10, 2022. The 2022 RSUs vest 25% on January 10, 2023 and 6.25% on the 10th day of the first month of each quarter thereafter and have a grant date fair value of $32.15 per unit. The 2022 MSUs settle on January 31, 2025 if performance is achieved, and have a grant date fair value of $37.65 per unit.
(5)Represents 58,476 RSUs and 58,476 MSUs awarded to Mr. Reiner on January 11, 2021. The 2021 RSUs vest annually in one-fourth installments on January 11th of each year and have a grant date fair value of $48.31 per unit. The 2021 MSUs settled on January 31, 2024, and have a grant date fair value of $56.05 per unit.
(6)Represents 74,074 RSUs and 49,382 Target MSUs awarded to Mr. Schulz on January 12, 2023. The 2023 RSUs vest 25% on January 12, 2024 and 6.25% on the 12th day of the first month of each quarter thereafter and have a grant date fair value of $24.30 per unit. The 2023 MSUs settle on January 31, 2026 if performance is achieved, and have a grant date fair value of $30.42 per unit. For additional information on the 2023 RSUs and 2023 MSUs, see Grants of Plan-Based Awards.
(7)Represents 46,656 RSUs and 31,104 MSUs awarded to Mr. Schulz on January 10, 2022. The 2022 RSUs vest 25% on January 10, 2023 and 6.25% on the 10th day of the first month of each quarter thereafter and have a grant date fair value of $32.15 per unit. The 2022 MSUs settle on January 31, 2025, and have a grant date fair value of $37.65 per unit.
(8)Represents 37,259 RSUs and 24,839 MSUs awarded to Mr. Schulz on January 11, 2021. The 2021 RSUs vest annually in one-fourth installments on January 11th of each year and have a grant date fair value of $48.31 per unit. The 2021 MSUs settled on January 31, 2024, and have a grant date fair value of $56.05 per unit.
PROS | 2024 Proxy Statement | Page 30

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to our NEOs during 2023:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	FMV on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Andres D. Reiner	RSU	1/12/2023						139,506	$24.30	$3,389,996
	MSU(1)	1/12/2023				93,004	186,008		$30.42	$2,829,182
	Cash incentive(2)		$148,500	$594,000	$891,000

Stefan B. Schulz	RSU	1/12/2023						74,074	$24.30	$1,799,998
	MSU(1)	1/12/2023				49,382	98,764		$30.42	$1,502,200
	Cash incentive(2)		$81,000	$324,000	$486,000
(1)The 2023 MSUs are performance-vesting units. The 2023 MSUs settle on January 31, 2026, and the number of shares of Common Stock issuable upon settlement is based on the Company's TSR in relation to the Russell 2000 Index (Index) over a three-year measurement period ending December 31, 2025. The range of shares of Company stock that may be earned is 0% to 200%. Total MSU grant date fair value is calculated by multiplying the target number of units awarded by the grant date fair value of $30.42 per unit. This grant date fair value per unit is estimated by the Company on the date of grant using a Monte Carlo simulation model. The model is affected by the Company's stock price and a number of assumptions including the expected volatility of the Company's stock and the Index, its risk-free interest rate and expected dividends. For more information on the assumptions and methodology used to estimate fair market value for MSUs, please see Note 14 of our financial statements in our 2023 10-K for the year ended December 31, 2023.

(2)Amounts represent the threshold, target and maximum payouts for the 2023 NEO Plan based on total revenue and free cash flow attainment, as described in the Components of 2023 Executive Compensation section above. The 2023 NEO Plan included a Minimum EBITDA Threshold that if not achieved would reduce the actual payouts from those calculated from the total revenue and free cash flow attainment. Therefore, actual payouts under the 2023 NEO Plan could have been less than the threshold amounts. The actual cash incentive bonus earned for 2023 is reported in the 2023 Summary Compensation Table.
PROS | 2024 Proxy Statement | Page 31

Outstanding Equity Awards at Fiscal Year End

The following table presents the number of outstanding equity awards held by our NEOs as of December 31, 2023 and the value of such awards based on the closing stock price of $38.79 as of December 29, 2023 (the last trading day on the NYSE in 2023):

	Stock Awards
Named Executive Officer	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Andres D. Reiner	9,875	(1)	$383,051
	29,238	(2)	$1,134,142
	17,484	(3)	$678,204
	48,114	(4)	$1,866,342
	171,072	(5)	$6,635,883
	139,506	(6)	$5,411,438
	186,008	(7)	$7,215,250

Stefan B. Schulz	5,650	(1)	$219,164
	18,630	(2)	$722,658
	7,427	(3)	$288,093
	26,244	(4)	$1,018,005
	62,208	(5)	$2,413,048
	74,074	(6)	$2,873,330
	98,764	(7)	$3,831,056

(1)Represents 2020 RSUs awarded to Messrs. Reiner and Schulz on January 13, 2020. These 2020 RSUs vest annually in one-fourth installments on January 13th of each year through 2024.
(2)Represents 2021 RSUs awarded to Messrs. Reiner and Schulz on January 11, 2021. These 2021 RSUs vest annually in one-fourth installments on January 11th of each year through 2025.
(3)Represents 2021 MSUs awarded to Messrs. Reiner and Schulz on January 11, 2021. These 2021 MSUs settled on January 31, 2024. The number of 2021 PRSUs earned (29.9% of target) was determined based upon achievement of our TSR for the period from January 1, 2021 through December 31, 2023 as compared to the Russell 2000 Index.
(4)Represents 2022 RSUs awarded to Messrs. Reiner and Schulz on January 10, 2022. These 2022 RSUs vested 25% on January 10, 2023 and 6.25% on the 10th day of the first month of each quarter thereafter.
(5)Represents 2022 MSUs awarded to Messrs. Reiner and Schulz on January 10, 2022. These 2022 MSUs settle on January 31, 2025. The amounts shown above reflect the number of 2022 MSUs that would be earned if the performance goals related to these awards were met at the maximum (200% of target) level at the end of the performance period. The number of shares that will actually be earned will depend on our TSR for the period from January 1, 2022 through December 31, 2024 as compared to the Russell 2000 Index. If the performance period had ended as of December 31, 2023, 138.9% of the target MSUs would have been earned.
(6)Represents 2023 RSUs awarded to Messrs. Reiner and Schulz on January 12, 2023. These 2023 RSUs vest 25% on January 12, 2024 and 6.25% on the 12th day of the first month of each quarter thereafter.
(7)Represents 2023 MSUs awarded to Messrs. Reiner and Schulz on January 12, 2023. These 2023 MSUs settle on January 31, 2026. The amounts shown above reflect the number of 2023 MSUs that would be earned if the performance goals related to these awards were met at the maximum (200% of target) level at the end of the performance period. The number of shares that will actually be earned will depend on our TSR for the period from January 1, 2023 through December 31, 2025 as compared to the Russell 2000 Index. If the performance period had ended as of December 31, 2023, 200% of the target MSUs would have been earned.

Option Exercises and Equity Awards Vested

The following table presents information on the exercises of stock options, if any, and vesting of RSUs and MSUs for our NEOs during the year ended December 31, 2023:

	Option Awards		Stock Awards
Named Executive Officer	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on RSU vesting (#)	Number of shares acquired on MSU vesting (#)	Value realized on vesting ($)
Andres D. Reiner	—	—	79,503	—	$1,999,657

Stefan B. Schulz	—	—	44,455	—	$1,116,533

PROS | 2024 Proxy Statement | Page 32

Employment Agreements

We have entered into employment agreements with each of our NEOs. Each agreement has a three-year initial term and automatically renews for three-year terms unless the Company decides not to renew. The base salary due under each agreement is subject to periodic review by our CLD Committee. Each agreement includes non-competition and non-solicitation restrictions during the executive's employment and for 12-months post employment. Under each agreement, in the event that the executive's employment is terminated by us without cause, if he resigns for good reason, or we decide not to renew his agreement, in any of these cases, within six months prior to, or any time after, a change of control of the Company, he will receive (i) an amount equal to 150% of his annual salary, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of an aggregate bonus equal to 100% of performance targets, including any discretionary components, within the bonus plan in effect as if employed by us for eighteen months, (iv) an amount equal to 18 times the monthly cost of his health benefits, and (v) the acceleration of vesting of all equity awards with respect to shares that would have vested following the termination date. In addition, under each of these agreements, if the executive's employment with us terminates due to his death or disability, his employment will automatically terminate and he will be entitled to accelerated vesting of (i) all equity awards with respect to all shares that would have vested after the termination date, and (ii) all MSUs at 100% of the target number granted. In addition, if following a change of control of the Company, the surviving or acquiring entity (or its parent entity) elects not to assume, continue or substitute for the equity awards or options due under the 2017 Plan, all outstanding equity awards and options under each plan will vest in full and become fully exercisable.

Andres D. Reiner. In December 2018, we entered into a second amended and restated employment agreement with Mr. Reiner. In the event Mr. Reiner’s employment with us is terminated by him for good reason, by us without cause or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for 12 months, (iv) an amount equal to 12 times the monthly cost of Mr. Reiner's health benefits, (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following his termination date, and (vi) the acceleration of vesting of all market stock awards where the number of units vesting is determined as if the performance period ended on his termination date.

Stefan B. Schulz. In November 2023, we entered into an amended and restated employment agreement with Mr. Schulz. In the event Mr. Schulz's employment with us is terminated by him for good reason, by us without cause, or we decide not to renew his agreement, he will receive (i) his full base salary each month for the following 12 months, (ii) any unpaid bonus earned prior to the termination relating to periods preceding the date of termination, (iii) the payment of a bonus at 100% of performance targets, including discretionary components, within the bonus plan in effect as if employed by us for 12 months, (iv) an amount equal to 12 times the monthly cost of his health benefits, (v) the acceleration of vesting of all equity awards with respect to such shares that would have vested following the date of termination and prior to the first anniversary of his termination date, and (vi) the acceleration of vesting of all market stock awards scheduled to vest prior to the first anniversary of his termination date, where the applicable performance period is deemed to have ended on his termination date.

“Cause” is defined in these agreements as (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company by the officer which use or disclosure causes material harm to the Company, (b) the officer’s conviction of, or a plea of guilty or no contest to, a felony or any other crime involving dishonesty or moral turpitude under the laws of the United States; (c) any intentional wrongdoing by the officer, whether by omission or commission, which adversely affects the business or affairs of the Company; (d) continued failure to perform assigned duties (other than by reason of disability) or comply with any Company policy after notice and a cure period; (e) any material breach by the officer of his employment agreement or any other agreement between the officer and the Company after notice and a cure period; and (f) any failure to cooperate in good faith with the Company in any governmental investigation or formal proceeding.

Each of our NEOs can resign for “good reason” and be entitled to certain severance payments as detailed below in the table titled “Potential Payments Upon Termination of Employment or Change of Control.” “Good reason” is defined in their employment agreements as (i) a material diminution in the officer's authority, duties or responsibilities or the assignment of duties that are not materially commensurate with the officer's position with the Company; (ii) a material reduction in base salary, other than a reduction which is part of a general reduction affecting all employees; (iii) the relocation of the officer's principal place of service to his employer to more than 25 miles from the principal place of service as of the effective date of the officer's employment agreement; (iv) any failure by the Company to continue to provide the officer with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee holding a comparable position with the Company, in any material benefit or compensation plans and programs, which results in a material detriment to him; (v) any material breach by the Company of any provision of the officer's employment agreement; or (vi) any failure by any successor corporation to assume the Company’s obligations under the officer's employment agreement.

PROS | 2024 Proxy Statement | Page 33

Potential Payments Upon Termination of Employment or Change of Control
The following table represents amounts payable at, following, or in connection with the events described below, assuming that such events occurred on December 31, 2023 for each of the NEOs:

Named Executive Officer	Severance	Annual Bonus Payment	Equity Grants	Welfare Benefits	Total Payment
Andres D. Reiner
Death or Disability (1)	—	—	$21,297,061	—	$21,297,061
Termination (2)	$1,134,000	$783,486	$21,297,061	$26,746	$23,241,293
Termination on Change of Control (3)	$1,701,000	$783,486	$21,297,061	$40,119	$23,821,666
Vesting on Change of Control (4)	—	—	$6,155,714	—	$6,155,714
Retirement (5)	—	—	$6,862,473	—	$6,862,473

Stefan B. Schulz
Death or Disability (1)	—	—	$10,628,162	—	$10,628,162
Termination (2)	$729,000	$427,356	$2,578,017	$18,544	$3,752,917
Termination on Change of Control (3)	$1,093,500	$427,356	$10,628,162	$27,816	$12,176,834
Vesting on Change of Control (4)	—	—	$2,380,164	—	$2,380,164
Retirement (5)	—	—	$3,721,510	—	$3,721,510
(1)Death or Disability. In the event of a termination of employment due to death or disability, certain equity awards will vest. Pursuant to their employment agreements, in such event, a NEO is entitled to full acceleration of all outstanding RSUs. Pursuant to the MSU award agreements, in such event, performance for outstanding MSUs would be measured as of the date of such termination and the number of earned units would settle shortly thereafter.
(2)Termination. In the event of an involuntary termination of employment by the Company without Cause or a termination of employment by the executive officer for Good Reason, certain severance, bonus, equity vesting and other benefits are due. For an explanation of these benefits by executive officer and the definitions of Cause and Good Reason, see Employment Agreements above.
(3)Termination on Change of Control. In the event of an involuntary termination of employment by the Company without Cause or a termination of employment by the executive officer for Good Reason, in either event during the six-month period prior to a Change of Control or after a Change of Control, certain severance, bonus, equity vesting and other benefits are due. For an explanation of these benefits by executive officer, see Employment Agreements above.
(4)Vesting on Change of Control. In the event of a Change of Control, certain performance-based equity awards accelerate their vesting by their terms, with the respective performance period deemed to have ended as of the date of the Change of Control.  For MSUs, a Change of Control triggers a measurement of performance as of the Change of Control. Earned MSUs based on this measurement are paid out to the executives as of the Change of Control pro rata based on the length of the performance period concluded prior to the Change of Control. The remaining earned MSUs vest at the end of the original performance period.
(5)Retirement. In the event of retirement in which the executive provides advance notice of retirement and meets certain other qualifying conditions, certain equity awards may continue to vest post-retirement.

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of our CEO (as set forth in the Summary Compensation Table above) to the annual total compensation of the median employee of the Company (Pay Ratio Disclosure). For 2023, the annual total compensation of the median employee of the Company and its subsidiaries other than our CEO, was $92,852. Our CEO's total annual compensation for 2023 for purposes of the Pay Ratio Disclosure was $7.55 million. Our CEO's compensation set forth in the Summary Compensation Table does not necessarily equate to actual realizable pay. The ratio of the total annual compensation of our CEO to the median of all other employees was 81:1. As SEC rules permit different methodologies, exemptions, estimates and assumptions for identifying the median employee and calculating pay ratio, our Pay Ratio Disclosure may not be comparable to the pay ratio reported by other companies.

We identified the median employee by examining the 2023 total cash compensation for all individuals, excluding our CEO, who were employed by us during the 2023 calendar year (whether employed on a full-time, part-time or seasonal basis). For such employees, we did not make any assumptions, adjustments or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for all of 2023. We used the relevant exchange rate on December 31, 2023. After identifying the median employee criteria, we calculated annual total compensation for such employee and compared it to the CEO’s total compensation as set forth in the Summary Compensation Table above.

PROS | 2024 Proxy Statement | Page 34

Pay Versus Performance

Year	SCT Total Compensation for CEO	Compensation Actually Paid to CEO (1)	Average SCT Total Compensation for Other NEOs (2)	Average Compensation Actually Paid to Other NEOs (1)(2)	Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income (in millions)	Total Revenue (in millions)
					PROS Cumulative TSR	Peer Group Cumulative TSR (3)

2023	$7,554,450	$16,408,590	$4,142,805	$8,476,831	$65	$121	$(56)	$304
2022	$6,702,001	$2,824,846	$2,673,432	$(112,975)	$40	$106	$(82)	$276
2021	$7,339,632	$1,811,242	$3,628,443	$997,555	$58	$135	$(81)	$251
2020	$5,463,012	$(2,648,100)	$2,727,907	$159,042	$85	$118	$(77)	$252
(1) To calculate Compensation Actually Paid, the following amounts were deducted from and added to the applicable Summary Compensation Table (SCT) total compensation:

CEO
		2020	2021	2022	2023
	Summary Compensation Table Total	$5,463,012	$7,339,632	$6,702,001	$7,554,450
Less:	Grant Date Fair Value of Stock Awards	$(4,766,465)	$(6,102,556)	$(5,970,413)	$(6,219,177)
Plus:	Fair Value at Year-End of Unvested Stock Awards Granted in the Covered Year*	$2,005,415	$3,334,886	$4,223,767	$11,112,544
	Change in Fair Value of Unvested Stock Awards Granted in Prior Years*	$(2,953,760)	$(2,298,431)	$(1,632,905)	$3,890,738
	Change in Fair Value of Stock Awards From Prior Years that Vested in the Covered Year*	$(2,396,302)	$(462,289)	$(497,604)	$70,035
=	Compensation Actually Paid	$(2,648,100)	$1,811,242	$2,824,846	$16,408,590

Average of Other NEOs
		2020	2021	2022	2023
	Summary Compensation Table Total	$2,727,907	$3,628,443	$2,673,432	$4,142,805
Less:	Grant Date Fair Value of Stock Awards	$(2,320,434)	$(2,872,977)	$(1,335,528)	$(3,302,199)
Plus:	Fair Value at Year-End of Unvested Stock Awards Granted in the Covered Year*	$2,174,301	$1,660,435	$956,604	$5,900,641
	Change in Fair Value of Unvested Stock Awards Granted in Prior Years*	$(485,114)	$(1,177,223)	$(417,568)	$1,697,984
	Change in Fair Value of Stock Awards From Prior Years that Vested in the Covered Year*	$(907,038)	$(241,123)	$(206,936)	$37,600
Less:	Fair Value of Stock Awards Forfeited During the Covered Year	$(1,030,580)	$—	$(1,782,979)	$—
=	Compensation Actually Paid	$159,042	$997,555	$(112,975)	$8,476,831

*All Market Stock Unit (MSU) valuations included in "Compensation Actually Paid" values were performed using the Monte Carlo probability model in a manner consistent with the process used to determine MSU grant date fair values under ASC718 (refer to our 2023 10-K for additional detail).
(2) For 2023, includes Stefan Schulz, CFO. For 2022, includes Stefan Schulz, CFO, and Leslie Rechan, former COO. For 2021, this includes Stefan Schulz, Leslie Rechan, and Roberto Reiner, former Chief Technology Officer. For 2020, includes Stefan Schulz, Leslie Rechan, Roberto Reiner, and Thomas Dziersk, former EVP, Worldwide Sales.
(3) For purposes of this table, the Peer Group used is the Russell 2000 Index.

PROS | 2024 Proxy Statement | Page 35

The following measures in our assessment represent the most important financial performance measures that link compensation actually paid to our NEOs for 2023 to our performance:

✓	Total Revenue

✓	Free Cash Flow - Net cash provided by (used in) operating activities, excluding severance payments, less capital expenditures and capitalized internal-use software development costs.

✓	Our Stock Price

The relationship between Compensation Actually Paid (CAP) and the financial performance elements reflected in the above Pay versus Performance table are described in the below charts:

Compensation Actually Paid versus TSR 2020-2023
Indexed Total Shareholder Return
Compensation Actually Paid ($ Mil.)
$200
$150
$100
$50
$0
$-50
$20.0
$15.0
$10.0
$5.0
$0.0
$-5.0
$100
$118
$85
$-2.6
$0.2
$135
$58
$1.8
$1.0
$106
$40
$2.8
$-0.1
$16.4
$121
$8.5
$65
2019
2020
2021
2022
2023
CAP to CEO
Avg. NEO CAP
PROS TSR
Russell 2000 Index TSR

PROS | 2024 Proxy Statement | Page 36

Compensation Actually Paid versus Net (Loss) Income 2020-2023
Net (Loss) Income ($ Mil.)
Compensation Actually Paid ($ Mil.)
$200
$175
$150
$125
$100
$75
$50
$25
$0
$-25
$-50
$-75
$-100
$20.0
$17.5
$15.0
$12.5
$10.0
$7.5
$5.0
$2.5
$0.0
$-2.5
$-5.0
$-7.5
$-10.0
$-77
$-2.6
$0.2
$-81
$1.8
$1.0
$-82
$2.8
$-0.1
$-56
$16.4
$8.5
2020
2021
2022
2023
Net (Loss) Income
CAP to CEO
Avg. NEO CAP

Compensation Actually Paid versus
Total Revenue 2020-2023
Total Revenue
($ Mil.)
Compensation Actually Paid
($ Mil.)
$350
$300
$250
$200
$150
$100
$50
$0
$-50
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
$-5.0
$252
$-2.6
$0.2
$251
$1.8
$1.0
$276
$2.8
$-0.1
$304
$16.4
$8.5
2020
2021
2022
2023
Total Revenue
CAP to CEO
Avg. NEO CAP

PROS | 2024 Proxy Statement | Page 37

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2023 with respect to compensation plans under which our equity securities are authorized for issuance. For additional information on our equity compensation plans, see Note 14 of the Notes to the Consolidated Financial Statements in our 2023 10-K.

	I	III
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (2)	Number of securities remaining available for future issuance under plans (excluding securities listed in Column (I)) (3)
All compensation plans previously approved by security holders (1)	3,321,434	4,622,868
All compensation plans not previously approved by security holders (4)	162,104	0
Total	3,483,538	4,622,868
(1) Includes awards from the 2017 Plan.
(2) Includes 2,605,290 RSUs, and 358,072 MSUs (at maximum attainment of 200%)
(3) Includes unissued award pools from the 2017 Plan and the 2013 Employee Stock Purchase Plan.
(4) Represents inducement RSU awards to employees of EveryMundo LLC in connection with our acquisition in November 2021 of EveryMundo.

PROS | 2024 Proxy Statement | Page 38

PROPOSAL TWO
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

What am I voting on?

As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. We currently conduct this advisory vote on an annual basis and expect to conduct the next advisory vote at our Annual Meeting to be held in 2025.

As described in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to align executive compensation with Company performance and stockholder interests, attract high-caliber talent and promote a performance culture that encourages achieving and exceeding corporate goals and objectives. We emphasize pay-for-performance where compensation is contingent upon the performance of our business and out stock price. We link rewards to the achievement of measurable financial objectives that build long-term stockholder value. The performance-based elements are aligned to Company and stockholder goals. We ensure that our executive compensation is competitive based on peer benchmarking and industry standards, adjusting pay as appropriate to attract and retain top talent while aligning with stockholder interests. Please see our Compensation Discussion and Analysis and related compensation tables for detailed information about our executive compensation programs, including information about the fiscal year 2023 compensation of our NEOs.

For the reasons discussed above, the Board unanimously recommends that stockholders vote in favor of the following resolution:

Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company's NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This vote is advisory and therefore not binding. However, the CLD Committee values the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider those stockholders’ concerns, and the CLD Committee will evaluate whether any actions are necessary to address those concerns.

Note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, in most cases it may not be feasible to change any executive compensation program in consideration of any one year’s advisory vote on executive compensation.

Vote Required

The affirmative vote of a majority of the outstanding shares of our Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting is required for advisory approval of this proposal. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote, and thus will have the effect of a vote against this matter.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN THIS PROXY STATEMENT.

PROS | 2024 Proxy Statement | Page 39

SECURITY OWNERSHIP
The following tables set forth information regarding beneficial ownership of our Common Stock for each person known to own beneficially more than 5% of our outstanding Common Stock, each of our NEOs, each director and director nominee, and our NEOs, directors and director nominees as a group, each as of the Record Date unless otherwise noted below. Applicable percentage ownership is based on 46,968,440 shares of our Common Stock outstanding as of the Record Date. Unless otherwise indicated, all persons named as beneficial owners of our Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Principal Shareholders and Address	Common Stock and Nature of Beneficial Ownership	Percentage
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	4,764,913(1)	10.1%
BlackRock, Inc., 50 Hudson Yards, New York, NY 10001	3,863,678(2)	8.2%
Conestoga Capital Advisors, LLC, 550 E. Swedesford Rd. Suite 120, Wayne, PA 19087	3,469,084(3)	7.4%
FMR, LLC, 245 Summer Street, Boston, MA 02210	3,195,978(4)	6.8%
Alger Associates, Inc., 100 Pearl Street, 27th Floor, New York, NY 10004	2,812,015(5)	6.0%
Brown Advisory Incorporated, 901 S Bond Street, Suite 400, Baltimore, MD 21231	2,794,814(6)	6.0%
RGM Capital, LLC, 9010 Strada Stell Court, Suite 105, Naples, FL 34109	2,782,097(7)	5.9%
Ronald and Mariette Woestemeyer, 3331 Damico St., Houston, TX 77019	2,666,754(8)	5.7%

(1)Based on a Schedule 13G/A filed by The Vanguard Group (Vanguard) with the SEC on February 13, 2024 reporting that Vanguard owned 4,764,913 shares of our Common Stock as of December 31, 2023, with shared voting power with respect to 66,981 shares of our Common Stock, sole dispositive power with respect to 4,651,696 shares of our Common Stock and shared dispositive power with respect to 113,217 shares of our Common Stock.
(2)Based on a Schedule 13G/A filed by BlackRock, Inc. (BlackRock) with the SEC on January 25, 2024 reporting that BlackRock beneficially owned 3,863,678 shares of our Common Stock as of December 31, 2023, with sole voting power with respect to 3,772,533 shares of our Common Stock.
(3)Based on a Schedule 13G/A filed by Conestoga Capital Advisors, LLC (Conestoga) with the SEC on January 5, 2024 reporting that Conestoga owned 3,469,084 shares of our Common Stock as of December 31, 2023, with sole voting power with respect to 3,250,044 shares of our Common Stock.
(4)Based on a Schedule 13G filed by FMR, LLC (Fidelity) with the SEC on February 9, 2024 reporting that Fidelity owned 3,195,978 shares of our Common Stock as of December 31, 2023.
(5)Based on a Schedule 13G/A filed by Alger Associates, Inc. (Alger) with the SEC on February 14, 2024 reporting that Alger and associated funds owned 2,812,015 shares of our Common Stock as of December 31, 2023.
(6)Based on a Schedule 13G filed by Brown Advisory Incorporated (Brown) with the SEC on February 9, 2024 reporting that Brown beneficially owned 2,794,814 shares of our Common Stock as of December 31, 2023, with sole voting power with respect to 2,398,592 shares of our Common Stock and shared dispositive power with respect to 2,794,814 shares of our Common Stock.
(7)Based on a Schedule 13G/A filed by RGM Capital, LLC (RGM) with the SEC on February 14, 2024 reporting that RGM owned 2,782,097 shares of our Common Stock as of December 31, 2023, with voting and dispositive power shared with Robert G. Moses with respect to all such shares of our Common Stock.
(8)Based on Schedule 13G/A filed by Ronald and Mariette Woestemeyer (Woestemeyers) with the SEC on February 5, 2024 reporting that the Woestemeyers beneficially own, including through various trusts for the benefit of certain family members, 2,666,754 shares of our Common Stock as of December 31, 2023.
PROS | 2024 Proxy Statement | Page 40

Name of Beneficial Owner	Common Stock Beneficially Owned (1)		Percentage
Named Executive Officers
Andres D. Reiner	997,757	(2)	2.1%
Stefan Schulz	267,768	(3)	*
Non-Employee Directors and Director Nominees
Michelle Hughes Benfer	2,432	(4)	*
Carlos Dominguez	23,213	(5)	*
Raja Hammoud	21,830	(5)	*
Cynthia M. Johnson	2,605	(6)	*
Leland Jourdan	15,475	(5)	*
Catherine Lesjak	21,978	(5)	*
Greg B. Petersen	119,045	(5)	*
William Russell	154,144	(5)	*
Timothy V. Williams	126,936	(5)	*
All NEOs, directors and director nominees as a group	1,753,183	(7)	3.7%

* Represents less than 1% of the outstanding shares of our Common Stock
(1)Beneficial ownership represents sole voting and investment power.
(2)Includes 14,065 shares from RSUs which are scheduled to vest within 60 days of the Record Date.
(3)Includes 7,545 shares from RSUs which are scheduled to vest within 60 days of the Record Date.
(4)Includes 2,432 shares from RSUs which are scheduled to vest within 60 days of the Record Date.
(5)Includes 7,205 shares from RSUs which are scheduled to vest within 60 days of the Record Date.
(6)Includes 2,605 shares from RSUs which are scheduled to vest within 60 days of the Record Date.
(7)Includes 77,082 shares from RSUs which are scheduled to vest within 60 days of the Record Date.
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DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires each of our directors and NEOs, among others, to file reports of initial ownership and changes of ownership of our securities with the SEC. Based on a review of such forms in our possession, and on written representations submitted to us by these reporting persons, we believe that all required Section 16(a) filings for 2023 were timely filed, other than one Form 4 reporting vesting of RSUs and shares withheld for taxes for our Chief Accounting Officer, Scott Cook, filed late on July 11, 2023 due to inadvertent administrative oversight.

RELATED PARTY TRANSACTIONS

Since January 1, 2023, there has not been (nor is there currently proposed), any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, and the transactions described below:

Relationships with Directors and Management

Indemnification agreements. We have entered into indemnification agreements with each of our current directors and officers. These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

Employment arrangements. We have entered into employment agreements with each of our executive officers, which address, among other things, the terms of their employment, such as base salary, severance payments and payment on a change in control.

Procedures for Related Party Transactions

Under our Code of Business Conduct and Ethics, our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest. In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who then reviews and summarizes the proposed transaction for our Audit Committee. Pursuant to its charter, our Audit Committee must then approve any related party transactions, including those transactions involving our directors. In approving or rejecting such proposed transactions, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.
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AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available under Corporate Governance in the "Investor Relations" section of our website at ir.pros.com. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends changes to the Board to reflect the evolving role of the Audit Committee.

Committee Membership

The Audit Committee is composed of Non-employee Directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Audit Committee currently consists of Catherine Lesjak (Chair), Carlos Dominguez, Greg B. Petersen, and Timothy V. Williams. Our Board has determined that three of the members of the Audit Committee (Ms. Lesjak and Messrs. Petersen and Williams) are an “Audit Committee financial expert” as is currently defined under SEC regulations and the rules of the NYSE and Mr. Dominguez is "financially literate" under the rules of the NYSE.

Responsibilities

The Audit Committee oversees the Company’s accounting and financial reporting processes on behalf of the Board and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements. The Audit Committee also oversees the independent auditors’ qualifications and independence and the Company's internal auditors. The Company’s management has the primary responsibility for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Audit Committee has additional responsibilities related to risk management, including oversight of cybersecurity risk management and resilience, related party transactions, and compliance and ethics, among others.
Oversight of Independent Auditors

The Audit Committee engaged PricewaterhouseCoopers LLP (PwC) as our independent auditors for the year ended December 31, 2023. In its meetings with our independent auditors, the Audit Committee asks them to address, and discusses their responses to, questions that the Audit Committee believes are relevant to its oversight. The Audit Committee also discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (PCAOB) and the SEC.

2023 Audited Financial Statements

In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management. In fulfilling its oversight responsibilities in 2023, the Audit Committee reviewed and discussed with management the Company’s consolidated financial statements for the fiscal year ended December 31, 2023, including a discussion of, among other things, the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the Company’s financial statements.

The Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 1301, “Communications with Audit Committees”, as adopted by the PCAOB, (3) received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditor's independence, and (4) considered with the independent auditors whether the provision of non-audit services provided by them to the Company during 2023 was compatible with their independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors, and the Board has approved, that the audited financial statements be included in our 2023 10-K for the fiscal year ended December 31, 2023 and filed with the SEC.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Catherine Lesjak (Chair)        Carlos Dominguez    Greg B. Petersen        Timothy V. Williams
PROS | 2024 Proxy Statement | Page 43

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Audit Committee has adopted a policy for the pre-approval of services performed by our independent registered public accounting firm. Under this policy, each year the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by PwC in 2023 and 2022. A description of these various fees and services follows the table:

	2023	2022
Audit fees	$2,138,373	$1,733,161
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees	$959	$3,091
Total fees	$2,139,332	$1,736,252

Fees Billed by PricewaterhouseCoopers, LLP

Audit fees. The aggregate fees billed to us by PwC in connection with the annual audit of our financial statements, reviews of our financial statements included in quarterly reports on Form 10-Q, consents related to documents filed with the SEC and comfort letters, were $2,138,373 and $1,733,161 for the years ended December 31, 2023 and 2022, respectively.

Audit-related fees. Audit-related fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company's financial statements. This category may include fees related to due diligence related to mergers and acquisitions, accounting and financial reporting consultations and research necessary to comply with generally accepted audit standards. There were zero audit-related fees billed for the years ended December 31, 2023 and 2022.

Tax fees. The aggregate tax fees billed to us by PwC related to tax compliance, tax advice and tax planning were zero for the years ended December 31, 2023 and 2022.

All other fees. The other fees consist of subscription fees for an accounting and auditing research tools.

Audit Committee Approval of Services

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Audit Committee receives updates on services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Audit Committee has delegated to the chair of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between Audit Committee meetings. If the Chair approves any such engagements, the Chair reports that approval to the full Audit Committee at its next meeting. During fiscal year 2023, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of PwC.
PROS | 2024 Proxy Statement | Page 44

PROPOSAL THREE
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM APPOINTMENT

The Audit Committee has selected the independent registered public accounting firm of PwC to audit our consolidated financial statements for the fiscal year ending December 31, 2024. We have determined to submit the selection of auditors to stockholder ratification, even though it is not required by our governing documents or Delaware law, as a matter of good corporate governance practice. If the selection of PwC as our independent auditors is not ratified by our stockholders, our Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of us and our stockholders.

PwC has audited our financial statements annually since 2002. Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our Common Stock entitled to vote and present or represented at the Annual Meeting. A properly executed proxy marked “ABSTAIN” with respect to this matter is considered entitled to vote and thus, will have the effect of a vote against this matter.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the Annual Meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION
OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

PROS | 2024 Proxy Statement | Page 45

General Information

Voting

As of the Record Date, 46,968,440 shares of Common Stock were outstanding. Each stockholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by such stockholder. Only stockholders "of record" as of close of business on the Record Date are entitled to vote at the Annual Meeting.

Vote Required

Our amended and restated bylaws, an exhibit to the Current Report on Form 8-K filed with the SEC on April 29, 2020 (Bylaws), provide that a majority of the outstanding shares of our stock entitled to vote, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Shares present virtually during the Annual Meeting will be considered shares of stock represented in person at the meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted towards the quorum requirement.

Under our Bylaws, directors are elected by plurality vote. This “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. You may vote for all the director nominees, withhold authority to vote your shares for all the director nominees or withhold authority to vote your shares with respect to any one or more of the director nominees. The number of shares not voted for the election of a nominee, including broker non-votes, and the number of “withhold” votes cast with respect to that nominee will not affect the determination of whether that nominee has received the necessary votes for election. However, the number of “withhold” votes with respect to a nominee will affect whether our Director Resignation Policy will apply to that individual. Our Director Resignation Policy provides that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the stockholder vote. The NCG Committee would then consider the offer of resignation and make a recommendation to our independent directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. We will not count abstentions or broker non-votes as either for or against a director, so abstentions and broker non-votes have no effect on the election of a director.

The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and voting at the Annual Meeting is required to approve the advisory vote on executive compensation and the ratification of the selection of our independent auditors. A properly executed proxy marked “abstain” with respect to any matter is considered entitled to vote, and thus, will have the effect of a vote against a matter, except for the election of directors.

Voting Instructions

Stockholders have four ways to vote:
•Online. You may vote online by visiting www.proxyvote.com, and entering the control number found in your proxy card. You can vote via the Internet up until 11:59 P.M. Eastern Time on May 14, 2024.
•Telephone. You may vote by calling the toll-free number provided on your proxy card, and following the instructions found on your proxy card. You can vote via the telephone up until 11:59 P.M. Eastern Time on May 14, 2024.
•Mail. If you received a printed copy of the proxy card, you may vote by filling out the card and returning it in the postage-paid envelope provided. Please promptly mail your proxy card to ensure that it is received prior to the closing of the polls at the Annual Meeting.
•Virtual Meeting. You may vote at the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/PRO2024, and any previous votes that you submitted, whether by Internet, telephone or mail, will be superseded by the vote that you cast at the Annual Meeting.

If you are a beneficial owner, or you hold your shares in “street name,” please check your voting instruction card or contact your bank, broker or nominee to determine whether you will be able to vote by Internet or telephone. Even if you plan on attending the virtual Annual Meeting, we encourage you to vote in advance via the Internet, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting.

Changing your Vote

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting:
•Online. Using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.
•Telephone. Using the telephone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.
PROS | 2024 Proxy Statement | Page 46

•Mail. By signing and returning a new proxy card dated as of a later date, in which case only your latest proxy card or voting instruction form received prior to the Annual Meeting will be counted.
•Virtual Meeting. By attending the virtual Annual Meeting and by visiting www.virtualshareholdermeeting.com/PROS2024. However, attendance at the virtual Annual Meeting will not in and of itself revoke your proxy unless you properly vote at the virtual Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to our Corporate Secretary at or before the taking of the vote at the Annual Meeting.

Any written notice of revocation or subsequent proxy should be delivered to PROS Holdings, Inc. at 3200 Kirby Drive, Suite 600, Houston, Texas 77098, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary before the taking of the vote at the Annual Meeting.

Effect of Not Casting Your Vote

Banks, brokers and other intermediaries may not vote shares held in their clients’ accounts on elections of directors and other “non-routine” matters unless the client has provided voting instructions. If you hold your shares in street name, you must cast your vote if you want it to count for purposes of Proposals One and Two.

Proxy Materials are Available on the Internet

We use the internet as the primary means of furnishing proxy materials to our stockholders. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (Notice) that contains instructions on how to access our proxy materials over the Internet, as well as how to request a paper copy of our proxy materials, including this Proxy Statement, our 2023 Annual Report and a form of proxy card or voting instruction card. The Notice was first mailed and those documents were first made available on or about April 4, 2024 to stockholders entitled to vote at the Annual Meeting. We encourage stockholders to take advantage of the availability of the proxy materials on the internet.

Eliminating Duplicate Mailings

Some banks, brokers and other nominee record holders participate in the practice of “householding,” which helps reduce the environmental impact of our annual meetings and reduces our printing and mailing costs, by sending only one copy of the Notice and Proxy Statement to multiple stockholders sharing the same address. If you would prefer to receive separate copies of a proxy statement, please contact our Corporate Secretary by emailing at legal@pros.com or by writing to us at 3200 Kirby Drive, Suite 600, Houston, Texas 77098. In addition, stockholders sharing an address and receiving multiple copies can request delivery of a single copy of proxy statements upon written request to our Corporate Secretary at the address stated above.

Stockholder Proposals and Director Nominations

Stockholders may present proposals for action, including director nominations, at meetings of stockholders only if they comply with the rules established by the SEC, applicable Delaware law and our Bylaws. No stockholder proposals were received for consideration at the Annual Meeting.

Stockholders interested in submitting a proposal for inclusion in our 2025 proxy materials and for consideration at the 2025 annual meeting of our stockholders (2025 Annual Meeting) may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Corporate Secretary no later than the close of business on December 5, 2024.

Under our Bylaws, for any stockholder proposal or director nomination that is not submitted for inclusion in the next year’s proxy statement but instead is proposed to be presented directly at our 2025 Annual Meeting to be timely, we must receive the notice or nomination between January 15, 2025 and February 14, 2025, unless the 2025 Annual Meeting is held earlier than April 15, 2025 or later than June 14, 2025, in which case the notice or nomination must be received not later than the close of business on the later of the ninetieth day prior to our 2025 Annual Meeting or the 10th day following the date on which public announcement of the date of the 2025 Annual Meeting is first made. Any such notice for stockholder proposals (other than director nominations) must satisfy the requirements specified in Article I, Section 1.10(b) of our Bylaws. Any such notice for director nominations must satisfy the requirements specified in Article II, Section 2.15(b) of our Bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act no later than March 16, 2025. The NCG Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. In the absence of notice of a proposal or nomination meeting the above requirements, a stockholder shall not be entitled to present any business at our 2025 Annual Meeting.

PROS | 2024 Proxy Statement | Page 47

Expenses and Solicitation
We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

NO INCORPORATION BY REFERENCE OF
CERTAIN PORTIONS OF THIS PROXY STATEMENT
Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation and Leadership Development Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

OTHER MATTERS
The Board knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons appointed in the enclosed proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.
The Board of Directors
PROS HOLDINGS, INC.
April 4, 2024

PROS | 2024 Proxy Statement | Page 48

PROS HOLDINGS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

V38380-P05563

Your **Vote** Counts!

PROS HOLDINGS, INC.

2024 Annual Meeting
Vote by May 14, 2024
11:59 PM ET

You invested in PROS HOLDINGS, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the stockholder meeting to be held on May 15, 2024.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 1, 2024. If you would like to request a copy of the material(s) for this and/or future stockholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

May 15, 2024
8:00 A.M. CDT

Virtually at:
www.virtualshareholdermeeting.com/PRO2024

*Please check the meeting materials for any special requirements for meeting attendance.

PROS | 2024 Proxy Statement | Page 49

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Raja Hammoud, Leland Jourdan, and William Russell as Class II directors, each to hold office until the 2027 Annual Meeting and until their successor has been duly elected and qualified or until the earlier of their death, resignation or removal. **Nominees:** 01) Raja Hammoud 02) Leland Jourdan 03) William Russell	For
2. Advisory vote to approve executive officer compensation.	For
3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of PROS Holdings, Inc. for the fiscal year ending December 31, 2024.	For

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted at the proxies' discretion. The Board of Directors recommends a vote in favor of the directors listed above, in favor of the advisory vote on executive officer compensation, and in favor of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

This Proxy, when properly executed, will be voted as specified. If no specification is made, the Proxy will be voted in favor of the directors listed above, in favor of the advisory vote on executive officer compensation, and in favor of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V38381-P05563

PROS | 2024 Proxy Statement | Page 50

PROS | 2024 Proxy Statement | Page 51

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Appendix

PROS Holdings, Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

Year Ended December 31, 2023
Adjusted EBITDA
GAAP Loss from Operations	$(50,602)
Amortization of acquisition-related intangibles	6,173
Severance	3,586
Share-based compensation	42,357
Depreciation and other amortization	4,534
Capitalized internal-use software development costs	(48)
Adjusted EBITDA	$6,000

Year Ended December 31, 2023
Net cash provided by operating activities	$9,877
Severance	4,081
Purchase of property and equipment	(2,543)
Capitalized internal-use software development costs	(48)
Free Cash Flow	$11,367

PROS | 2024 Proxy Statement | Page 53